EXECUTION COPY









                           ASSET PURCHASE AGREEMENT


                                  dated as of

                               October 22, 1994

                                    between


                      FREEPORT-McMoRan RESOURCE PARTNERS,
                              LIMITED PARTNERSHIP


                                      and


                               PENNZOIL COMPANY





                               TABLE OF CONTENTS

                                                                          Page

                                   ARTICLE 1

                                  DEFINITIONS

             1.1  Definitions . . . . . . . . . . . . . . . . . . . . . .    1

                                   ARTICLE 2

                               PURCHASE AND SALE

             2.1  Purchase and Sale . . . . . . . . . . . . . . . . . . .   11
             2.2  Excluded Assets . . . . . . . . . . . . . . . . . . . .   14
             2.3  Assumed Liabilities . . . . . . . . . . . . . . . . . .   15
             2.4  Excluded Liabilities  . . . . . . . . . . . . . . . . .   16
             2.5  Assignment of Contracts and Rights  . . . . . . . . . .   17
             2.6  Other Sulphur Properties  . . . . . . . . . . . . . . .   17
             2.7  Purchase Price  . . . . . . . . . . . . . . . . . . . .   18
             2.8  Closing . . . . . . . . . . . . . . . . . . . . . . . .   19
             2.9  Allocation of Purchase Price for Tax Purposes . . . . .   20
             2.10 Liquid Sulphur Inventory Adjustment.  . . . . . . . . .   21
             2.11 Tampa Average Sulphur Price . . . . . . . . . . . . . .   23

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF PENNZOIL

             3.1  Corporate Existence and Power . . . . . . . . . . . . .   24
             3.2  Corporate Authorization . . . . . . . . . . . . . . . .   25
             3.3  Governmental Authorization  . . . . . . . . . . . . . .   25
             3.4  Non-Contravention . . . . . . . . . . . . . . . . . . .   25
             3.5  Required Consents . . . . . . . . . . . . . . . . . . .   26
             3.6  Financial Statements  . . . . . . . . . . . . . . . . .   26
             3.7  Absence of Certain Changes  . . . . . . . . . . . . . .   26
             3.8  Properties  . . . . . . . . . . . . . . . . . . . . . .   27
             3.9  Sufficiency of the Purchased Assets . . . . . . . . . .   30
             3.10 No Undisclosed Liabilities  . . . . . . . . . . . . . .   30
             3.11 Litigation  . . . . . . . . . . . . . . . . . . . . . .   31
             3.12 Material Contracts  . . . . . . . . . . . . . . . . . .   31
             3.13 Licenses and Permits  . . . . . . . . . . . . . . . . .   32
             3.14 Insurance Coverage  . . . . . . . . . . . . . . . . . .   32
             3.15 Compliance with Laws and Court Orders . . . . . . . . .   33
             3.16 Inventories . . . . . . . . . . . . . . . . . . . . . .   33
             3.17 Intellectual Property . . . . . . . . . . . . . . . . .   33
             3.18 Employees . . . . . . . . . . . . . . . . . . . . . . .   34
             3.19 Finders' Fees . . . . . . . . . . . . . . . . . . . . .   34
             3.20 Environmental Matters . . . . . . . . . . . . . . . . .   34
             3.21 Customers and Suppliers.  . . . . . . . . . . . . . . .   35
             3.22 Books and Records . . . . . . . . . . . . . . . . . . .   36
             3.23 Representations Cumulative  . . . . . . . . . . . . . .   36
             3.24 Scope of Representations of Pennzoil  . . . . . . . . .   36





                                                                          Page



                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF FRP

             4.1  Organization and Existence  . . . . . . . . . . . . . .   36
             4.2  Authorization . . . . . . . . . . . . . . . . . . . . .   36
             4.3  Governmental Authorization  . . . . . . . . . . . . . .   37
             4.4  Non-Contravention . . . . . . . . . . . . . . . . . . .   37
             4.5  Required Consents . . . . . . . . . . . . . . . . . . .   37
             4.6  Financial Statements  . . . . . . . . . . . . . . . . .   37
             4.7  Absence of Certain Changes  . . . . . . . . . . . . . .   37
             4.8  Litigation  . . . . . . . . . . . . . . . . . . . . . .   38
             4.9  Compliance with Laws and Court Orders . . . . . . . . .   38
             4.10 Main Pass Production Cost . . . . . . . . . . . . . . .   38
             4.11 Representations Cumulative  . . . . . . . . . . . . . .   38
             4.12  Scope of Representations of FRP  . . . . . . . . . . .   38

                                   ARTICLE 5

                             COVENANTS OF PENNZOIL

             5.1  Conduct of the Business . . . . . . . . . . . . . . . .   39
             5.2  Confidentiality . . . . . . . . . . . . . . . . . . . .   41
             5.3  Access to Information . . . . . . . . . . . . . . . . .   41
             5.4  Notices of Certain Events . . . . . . . . . . . . . . .   42
             5.5  Noncompetition  . . . . . . . . . . . . . . . . . . . .   43
             5.6  Trademarks; Trade Names . . . . . . . . . . . . . . . .   44
             5.7  Environmental Obligations . . . . . . . . . . . . . . .   44
             5.8  Damage, Destruction or Condemnation . . . . . . . . . .   48
             5.9  Gas Supply  . . . . . . . . . . . . . . . . . . . . . .   49
             5.10 Transition Services Agreement . . . . . . . . . . . . .   49


                                   ARTICLE 6

                               COVENANTS OF FRP


             6.1  Confidentiality . . . . . . . . . . . . . . . . . . . .   49
             6.2  Marketing Solid Sulphur . . . . . . . . . . . . . . . .   50
             6.3  Prepaid Expenses  . . . . . . . . . . . . . . . . . . .   51


                                   ARTICLE 7

                           COVENANTS OF BOTH PARTIES

             7.1  Best Efforts; Further Assurances  . . . . . . . . . . .   52
             7.2  Certain Filings . . . . . . . . . . . . . . . . . . . .   52
             7.3  Public Announcements  . . . . . . . . . . . . . . . . .   53





                                                                          Page



             7.4  Proration . . . . . . . . . . . . . . . . . . . . . . .   53

                                   ARTICLE 8

                                  TAX MATTERS

             8.1  Tax Definitions . . . . . . . . . . . . . . . . . . . .   54
             8.2  Tax Matters . . . . . . . . . . . . . . . . . . . . . .   54
             8.3  Tax Cooperation: Allocation of Taxes  . . . . . . . . .   55

                                   ARTICLE 9

                               EMPLOYEE BENEFITS

             9.1  Employee Benefits Definitions . . . . . . . . . . . . .   55
             9.2  ERISA Representations . . . . . . . . . . . . . . . . .   56
             9.3  Employees and Offers of Employment  . . . . . . . . . .   57
             9.4  Pennzoil's Employee Benefit Plans . . . . . . . . . . .   58
             9.5  Continuation of  Certain Administrative Services
                      and Insurance Coverage  . . . . . . . . . . . . . .   60
             9.6  WARN Act  . . . . . . . . . . . . . . . . . . . . . . .   60
             9.7  No Third Party Beneficiaries  . . . . . . . . . . . . .   60

                                  ARTICLE 10

                             CONDITIONS TO CLOSING

             10.1  Conditions to the Obligations of Each Party  . . . . .   61
             10.2  Conditions to Obligation of FRP  . . . . . . . . . . .   61
             10.3  Conditions to Obligation of Pennzoil . . . . . . . . .   62

                                  ARTICLE 11

                           SURVIVAL; INDEMNIFICATION

             11.1  Survival . . . . . . . . . . . . . . . . . . . . . . .   63
             11.2  Indemnification  . . . . . . . . . . . . . . . . . . .   64
             11.3  Procedures . . . . . . . . . . . . . . . . . . . . . .   65


                                  ARTICLE 12

                                  TERMINATION

             12.1  Grounds for Termination  . . . . . . . . . . . . . . .   65
             12.2  Effect of Termination  . . . . . . . . . . . . . . . .   66

                                  ARTICLE 13

                                 MISCELLANEOUS





                                                                          Page



             13.1  Notices  . . . . . . . . . . . . . . . . . . . . . . .   66
             13.2  Amendments and Waivers . . . . . . . . . . . . . . . .   67
             13.3  Expenses . . . . . . . . . . . . . . . . . . . . . . .   68
             13.4  Successors and Assigns . . . . . . . . . . . . . . . .   68
             13.5  Governing Law  . . . . . . . . . . . . . . . . . . . .   68
             13.6  Counterparts; Effectiveness  . . . . . . . . . . . . .   68
             13.7  Entire Agreement; Third Party Beneficiaries  . . . . .   68
             13.8  Bulk Sales Laws  . . . . . . . . . . . . . . . . . . .   69
             13.9  Captions . . . . . . . . . . . . . . . . . . . . . . .   69





                                                                          Page



                                   SCHEDULES

Schedule 1.1                      Installment Payments to Pennzoil         S-1
Schedule 2.2(f)                   Excluded Exploration Projects            S-2
Schedule 2.6                      Other Sulphur Properties                 S-3
Schedule 3.5                      Required Filings, Consents, Etc.         S-4
Schedule 3.8(a)                   Real Property                            S-5
Schedule 3.8(b)                   The Mineral Interests                    S-43
Schedule 3.8(c)                   Pennzoil Sulphur Company Assets
                     with $100K Book Basis or More
        (Excluding Real Estate, Houston, Antwerp)                          S-57
Schedule 3.8(e)                   Condition of Plants, Buildings and
                                  Structures                               S-62
Schedule 3.10                     Material Liabilities                     S-63
Schedule 3.11                     Litigation and Proceedings               S-64
Schedule 3.12(a)                  Contracts                                S-65
Schedule 3.13                     Licenses, Permits and Other
                                  Authorizations                           S-69
Schedule 3.14                     Insurance Coverage                       S-73
Schedule 3.17(a)                  Patents, Trademarks, Etc.                S-74
Schedule 3.20(a)                  Environmental Matters                    S-75
Schedule 3.21                     Disputes With Customers or Suppliers     S-77
Schedule 4.5                      FRP Required Consents                    S-78
Schedule 9.2(a)                   Employee Benefit Plans                   S-79
Schedule 9.2(b)                   Benefit Arrangements                     S-80

                                   EXHIBITS

Exhibit A                                                                  A-1
Exhibit B                                                                  B-1
Exhibit C                                                                  C-1





                           ASSET PURCHASE AGREEMENT


         AGREEMENT  dated  as of  October  22,  1994 between  Freeport-McMoRan
Resource  Partners,  Limited  Partnership,  a   Delaware  limited  partnership
("FRP"), and Pennzoil Company, a Delaware corporation ("Pennzoil"),


                             W I T N E S S E T H :


         WHEREAS, Pennzoil conducts a sulphur mining and marketing business through Pennzoil Sulphur Company, a division of Pennzoil (the "Business");

         WHEREAS, FRP desires to purchase substantially all of the assets of the Business (other than the Excluded Assets) from Pennzoil, and Pennzoil desires to sell substantially all of such assets of the Business to FRP, upon the terms and subject to the conditions hereinafter set forth;

         NOW,   THEREFORE,  in   consideration  of   the  foregoing   and  the
representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         1.1 Definitions. (a) The following terms, as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, with the concept of control in such context meaning the possession of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

         "Balance Sheet" means the unaudited balance sheet of the Business as of June 30, 1994 that is referred to in Section 3.6.

         "Balance Sheet Date" means June 30, 1994.

         "Base Cost" means $13,233,000 which is the product of (i) $44.11 (the current per ton cash cost of Main Pass sulphur production FOB Tampa Terminal through August 31, 1994) and (ii) 300,000.

         "Base Pad Sulphur" means (i) all solid sulphur in the sulphur vats at the  Galveston  Facility that  is  below  the surface  defined  by  a grid  of elevations which originate at the outer  edge of the stored blocks and proceed along the line separating the bottom of  the stored blocks and the top of  the sulphur foundation and  (ii) all formed berms  and aprons located  outside the perimeter of the sulphur blocks in the sulphur vats at the Galveston Facility.





         "Base Sulphur Inventory" means 90,000 long tons of sulphur, net of any sulphur owned by parties other than Pennzoil and any sulphur that is sold on Pennzoil's books as of the Closing Date, consisting of 30,000 long tons at the Tampa Facility, 39,000 long tons at the Galveston Facility, 16,000 long tons at the Culberson Facility and 5,000 long tons of Pennzoil at Savannah, in each case net of any sulphur owned by parties other than Pennzoil and any sulphur that is sold on Pennzoil's books as of the Closing Date (the "Tampa Base Sulphur Inventory", the "Galveston Base Sulphur Inventory", the "Culberson Base Sulphur Inventory" and the "Savannah Base Sulphur Inventory", respectively).

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time and any rules or regulations promulgated thereunder.

         "Closing Date" means the date of the Closing.

         "Conveyance, Assignment, Bill of Sale and Assumption Agreement" means the Conveyance, Assignment, Bill of Sale and Assumption Agreement between FRP and Pennzoil to be dated the Closing Date in substantially the form attached hereto as Exhibit A. Pennzoil and FRP agree that this Conveyance is a master form of conveyance and that for purposes of recordation, counterpart forms of the Conveyance may be prepared that refer to properties outside the county, parish or state where that Conveyance is to be recorded and contain such other variations from the master Conveyance as the parties agree upon.

         "Culberson Unit" means the pooled unit created by the Culberson Unit Agreement.

         "Culberson Unit Agreement" means the Sulphur Unitization Agreement dated as of January 7, 1969, by and among Duval Corporation and certain royalty owners, filed for recordation on May 12, 1970, with the Clerk, County Court, Culberson County, Texas, in volume 7 at page 389 of the Mineral Records of Culberson County, Texas.

         "Culberson Facility" means (i) Pennzoil's facilities on the Culberson Unit for producing, processing, storing and loading sulphur and (ii) all related wells, buildings, fixtures and equipment.

         "Cumulative Inflation Adjustment" means, for any Option Date, the sum of the Inflation Adjustments for each Quarterly Period ending on or before such Option Date.

         "Debt" means, with respect to any Person, (i) indebtedness of such Person for borrowed money, (ii) indebtedness for the deferred purchase price of services or property, (iii) obligations of such Person under leases which have been, or, in accordance with generally accepted accounting principles, should be, recorded as capitalized leases, (iv) indebtedness of such Person consisting of unpaid reimbursement obligations in respect of all outstanding drawings under letters of credit issued for its account and (v) Debt of others guaranteed by such Person.





         "Deed of Trust" means the Deed of Trust, Mortgage, Security Agreement and Financing Statement between FRP and Pennzoil to be dated the Closing Date in substantially the form attached hereto as Exhibit B.

         "Environmental Investigation or Audit" means, without limitation, any final audits, studies, reports and monitoring data relating to any Regulated Environmental Activity, conducted internally (for purposes other than day-to-day routine monitoring and data analysis) or by outside consultants or engineers, but shall not include publicly available studies or reports submitted to regulatory agencies.

         "Environmental Laws" means any and all Laws relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into the environment including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

         "Environmental Liabilities" means any and all liabilities arising in connection with the Business, the Purchased Assets or activities or operations occurring or conducted at the Real Property (including without limitation offsite disposal and failure to have any required Environmental Permits), whether accrued, contingent, absolute, determined, determinable or otherwise, actual or potential, known or unknown, which (iii) arise under or relate to Environmental Laws (including without limitation any matter disclosed or required to be disclosed in Schedule 3.20(a)) and (iv) relate to actions occurring or conditions existing on or prior to the Closing Date.

         "Environmental Permits" means all permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws and necessary or proper for the Business as currently conducted.

         "Galveston Facility" means (i) Pennzoil's facility in Galveston County, Texas, located on the Galveston County Real Property described in
Schedule 3.8(a), for receiving, storing, and loading sulphur and (ii) all related buildings, fixtures and equipment.

         "Good Title" means  (i) with  respect to all  Purchased Assets  other than Mineral Interests,  good and  marketable title to  the Purchased  Assets, free and clear of all Liens, except Permitted Liens, or in the case  of leased
Real Property, valid  leasehold interests  in the Purchased  Assets, and  (ii)
with respect to the Mineral  Interests in the Culberson Unit, such  title that
(A) entitles Pennzoil to receive all of the  Net Revenue Interest set forth on
Schedule 3.8(b) with respect to the Minerals produced from or allocated to the
Mineral Interests in the Culberson Unit, or of the full proceeds from the sale or other  disposition  of such  Minerals;  (B) obligates  Pennzoil to  bear  a proportion  of  the costs  and  expenses relating  to  operations on,  and the maintenance and development of,  the Mineral Interests in the  Culberson Unit,
not greater than the Working Interest set forth on Schedule 3.8(b); and (C) is free and clear of Mineral Title Defects and Liens, except the Permitted Liens.





         "Governmental Authority" means the United States of America, any state thereof, and any political subdivision of the foregoing, including but not limited to any court, federal, state or local governmental or regulatory body, agency, official or authority.

         "Hazardous Substances" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, regulated as such under Environmental Laws.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Inflation Adjustment" means, for any Quarterly Period, the product of (i) the Base Cost, (ii) an amount obtained by subtracting one from the PPI Factor for such Quarterly Period and (iii) the Inflation Sharing Ratio for such Quarterly Period.

         "Inflation Sharing Ratio" means, for any Quarterly Period, the ratio shown under the column "Inflation Sharing Ratio" on Schedule 1.1 next to the applicable Tampa Average Sulphur Price for that Quarterly Period; provided that if the Tampa Average Sulphur Price for a Quarterly Period falls between any two prices shown on Schedule 1.1, the Inflation Sharing Ratio for that Quarterly Period will be determined by interpolation between the "Inflation Sharing Ratio" amounts shown on Schedule 1.1 for those two prices.

         "knowledge" of any party means actual knowledge of its officers and senior managers, including, in the case of Pennzoil, the officers and senior managers of the Business (grade 5 or higher) responsible for the principal operating and administrative functions of the Business.

         "Law" means any law, statute, judicial decision, ordinance, decree, requirement, order, judgment, injunction, rule or regulation of, including the terms of any license or permit issued by, any Governmental Authority.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, limitation, preferential right to purchase, consent to assignment, irregularity, burden, defect or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien, not only a property or asset owned directly by that Person but also any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise), result of operations of the Business (other than the Excluded Assets) taken as a whole.

         "Mineral Title Defect" means a Lien, fact, circumstance or occurrence that renders incorrect or untrue any of the representations or warranties of Pennzoil in Section 3.8(i) of this Agreement.





         "Net Revenue Interest" means the interest of Pennzoil, expressed as a percentage, in the Minerals produced from or allocated to a Mineral Interest, or in and to the full proceeds from the sale or other disposition of such Minerals, after deducting applicable Production Burdens.

         "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Option Date" means the fourth anniversary of the Closing Date (the "First Option Date") and each subsequent third anniversary of the First Option Date.

         "Option Price" means, for any Option Date, an amount equal to (i) $65,000,000 less (ii) the Cumulative Inflation Adjustment on that Option Date; provided that in no event will the Option Price be less than $10,000,000.

         "Permitted Liens" means

         (i) lessors' royalties and the terms and conditions of the Mineral Interests;

        (ii)  Liens for taxes not yet due and payable;

       (iii) operators' liens or mechanics' or materialmen's liens for amounts not yet due and payable, arising in the ordinary course of business and incidental to the incurrence of reasonable expenses with respect to the Mineral Interests;

         (iv) easements, rights of way, servitudes, permits or surface leases on, over or in respect of the Mineral Interests, including those described in Schedule 3.8(a), Exhibit C, or elsewhere in this Agreement or its schedules that singly or in the aggregate do not affect the operation or value of the Mineral Interests in any material respect;

       (v) such sales contracts, operating agreements, unitization and pooling agreements and other similar agreements as are customarily found in connection with properties comparable to the Mineral Interests, none of which, singly or in the aggregate, affects the operation or value of the Mineral Interests in any material respect;

      (vi) all consents by, notices to, filings with or other actions by Governmental Authorities in connection with the transfer of state or federal leases or interests therein if the same are customarily obtained subsequent to such transfer; and

     (vii) minor irregularities of title affecting any Mineral Interest that a reasonable, prudent operator would consider immaterial or waive as a title defect.

         "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a Governmental Authority.

         "PPI  Factor" means, for any Quarterly Period, the amount obtained by dividing  (i)  the producer  price index  for finished  goods (the  "PPI"), as





reported in Producer Price Indexes (or any successor publication) published by the U.S. Bureau of Labor Statistics, for the last month in such Quarterly Period by (ii) the PPI for October 1994; provided that if the PPI Factor as so calculated for any Quarterly Period would be less than one, the PPI Factor for that Quarterly Period shall be deemed to be one.

         "Production Burden" means a royalty interest, overriding royalty interest, production payment interest, net profit interest or other similar interest that constitutes a burden on, or is measured by or is payable out of the production of, Minerals or the proceeds realized from the sale or other disposition of Minerals.

         "Quarterly Installment Payment" means, for any Quarterly Period, the amount shown on Schedule 1.1 under the column "Quarterly Installment Payment" next to the Tampa Average Sulphur Price for that Quarterly Period; provided that:

       (i) if the Tampa Average Sulphur Price for a Quarterly Period falls between any two prices shown on Schedule 1.1, the Quarterly
   Installment Payment for that Quarterly Period will be determined by interpolation between the "Quarterly Installment Payment" amounts shown on
   Schedule 1.1 next to those two prices;

       (ii) if the first and/or last Quarterly Period covers only a portion of a full calendar quarter, the Quarterly Installment Payment for that Quarterly Period will be determined by multiplying the Quarterly Installment Payment that would be payable if that Quarterly Period covered a full calendar quarter by a fraction of which (A) the numerator is the number of days in that Quarterly Period and (B) the denominator is the number of days in the full calendar quarter of which that Quarterly Period is a part; and

       (iii) if at the end of any Quarterly Period ending on or prior to the twentieth anniversary of the Closing Date,

                  (A) FRP calculates the Quarterly Installment Payment that would be due for such Quarterly Period but for the adjustment required by this Section (iii) (such amount being referred to as the "Pre-Adjustment Amount") and

                  (B) the number of tons of sulphur with respect to which the calculation of the Pre-Adjustment Amount would be deemed to be made (the "Pro Forma Tonnage"), when added to the aggregate number of tons of sulphur with respect to which calculations of Quarterly Installment Payments are deemed to have been made in all previous Quarterly Periods, would exceed 18.6 million tons (such excess being referred to as the "Excess Tonnage"), then the Quarterly Installment Payment for that Quarterly Period will be calculated by multiplying the Pre-Adjustment Amount by a fraction of which (I) the numerator is obtained by subtracting the Excess Tonnage from the Pro Forma Tonnage and (II) the denominator is the Pro Forma Tonnage.

         For purposes of this calculation, the  number of tons of sulphur with respect to which a calculation of the Quarterly Installment Payment due in any





Quarterly  Period will  be deemed  to have  been made  is the amount  shown on
Schedule 1.1 under the column "Deemed Quarterly Volumes" next to the Tampa Average Sulphur Price for that Quarterly Period, provided that (i) if the Tampa Average Sulphur Price for that Quarterly Period is between any two prices shown on Schedule 1.1, the number of such tons shall be determined by interpolating between the Deemed Quarterly Volumes shown on Schedule 1.1 next to those two prices, (ii) if the first Quarterly Period covers only a portion of a full calendar quarter, the number of tons of sulphur with respect to which a calculation of the Quarterly Installment Payment due in that Quarterly Period will be deemed to have been made will be determined by multiplying the number of such tons as to which a calculation would have been made if that Quarterly Period had covered a full calendar quarter by a fraction of which
(A) the numerator is the number of days in that Quarterly Period and (B) the denominator is the number of days in the full calendar quarter of which that Quarterly Period is a part.

         "Quarterly Period" means a calendar quarter during the period commencing on the day after the Closing Date and ending on the earlier of (iv) the twentieth anniversary of the Closing Date and (v) the last day of the calendar quarter in which calculations of Quarterly Installment Payments are deemed to have been made with respect to an aggregate of at least 18.6 million tons of sulphur, as contemplated by Section (iii) of the definition of "Quarterly Installment Payment"; provided that if the Closing Date does not occur on the last day of a calendar quarter:

         (A) the first Quarterly Period will commence on the day after the Closing Date and end on the last day of the calendar quarter during which the Closing Date occurs; and

         (B) unless the last Quarterly Period is the period contemplated by Section (v) of this definition, the last Quarterly Period will commence on the first day of the calendar quarter in which the twentieth anniversary of the Closing Date falls and end on such twentieth anniversary.





         "Regulated Environmental Activity" means any generation, treatment, storage, recycling, transportation or Release of any Hazardous Substance, as such activities are regulated under Environmental Laws.

         "Release" means any "release" as such term as defined in CERCLA at 42 U.S.C. Section 9601(22). The term "Released" has a corresponding meaning.

         "Tampa Average Sulphur Price" means for any Quarterly Period the average market price per ton for sulphur FOB Tampa Terminal during that Quarterly Period calculated by (i) first, taking the arithmetic average of the high and low Tampa Contract prices, as published in "Green Markets", for each week that is partially or wholly within that Quarterly Period (each such average being referred to as a "Weekly Average") and (ii) second, calculating the arithmetic average of the Weekly Averages for all weeks that are partially or wholly within that Quarterly Period; provided that if any Weekly Average relates to a week of which only part is within that Quarterly Period, the weight given to that Weekly Average in calculating this arithmetic average will be proportionately reduced to reflect the portion of such week that is within the Quarterly Period. If "Green Markets" ceases publication or the required prices are no longer published or if the prices published in "Green Markets" are no longer representative of prevailing contract sulphur prices in Tampa, FRP and Pennzoil shall agree on an alternative basis for determining the Tampa Average Sulphur Price in accordance with the procedures set forth in
Section 2.11 of this Agreement.

         "Tampa Facility" means (i) Pennzoil's facility in Hillsborough County, Florida, located on the Hillsborough County Real Property described in
Schedule 3.8(a), for receiving, storing and loading sulphur and (ii) all related buildings, fixtures and equipment.

         "Transition  Services  Agreement"   means  the  Transition   Services
Agreement  between  FRP  and  Pennzoil  to  be   dated  the  Closing  Date  in
substantially the form attached hereto as Exhibit C.

         "WARN Act"  means the  Worker Adjustment and  Retraining Notification
Act.

         "Working Interest" means (i) the interest of Pennzoil, expressed as a percentage, in a Mineral Interest before giving effect to applicable Production Burdens and (ii) the percentage of all costs and expenses associated with the ownership, exploration, development and operation of the Mineral Interest required to be borne by Pennzoil.


         (b) Each of the following terms is defined in the Section set forth opposite such term:

   Term                                                                Section

   Accounting Referee                                                     2.9
   active employee                                                        9.3
   Allocation Statement                                                   2.9
   Applicable Price                                                       6.2
   Assumed Liabilities                                                    2.3
   Benefit Arrangements                                                   9.2
   Books and Records                                                      2.1
   Business                                                            Recitals
   Call Option                                                            2.7
   Call Option Notice                                                     2.7
   Closing                                                                2.8
   Closing Sulphur Inventory                                              2.10
   Code                                                                   8.1
   Conveyance Documents                                                   2.8
   Contracts                                                              2.1
   Culberson Adjustment                                                   2.10
   DTPA                                                                   3.8
   employee benefit plan                                                  9.2
   Employee Plans                                                         9.2
   ERISA                                                                  9.1
   ERISA Affiliate                                                        9.1
   Excluded Assets                                                        2.2
   Excluded Liabilities                                                   2.4
   Financial Statements                                                   3.6
   FRP                                                                  Preamble
   FRP Balance Sheet                                                      4.6
   FRP Retention                                                         11.2
   Galveston Adjustment                                                   2.10
   Galveston Environmental Operations                                     5.7
   Generated Materials                                                    5.7
   Indemnified Party                                                     11.3
   Indemnifying Party                                                    11.3
   Intellectual Property Rights                                           2.1
   Known Remedial Conditions                                              5.7
   Loss                                                                  11.2
   Mineral Interests                                                      2.1
   Minerals                                                               2.1
   Other Sulphur Properties                                               2.6
   Panel                                                                  2.11
   Pennzoil                                                             Preamble
   Pennzoil Trade Names                                                   5.6
   Permit                                                                 3.13
   Personal Property                                                      2.1
   Personnel Costs                                                        9.4
   Petty Cash                                                             2.1
   Post-Closing Tax Period                                                8.1
   Pre-Closing Tax Period                                                 8.1
   Purchase Amount                                                        6.2
   Purchased Assets                                                       2.1
   Purchase Price                                                         2.7
   Put Option                                                             2.7
   Put Option Notice                                                      2.7
   RCRA                                                                   5.7
   Real Property                                                          3.8
   Remedial Activities                                                    5.7
   Required Consent                                                       3.5
   Savannah Adjustment                                                    2.10
   Solid Sulphur Amount                                                   6.2
   Solid Sulphur Option Date                                              6.2
   Storage Area                                                           5.7
   Tampa Adjustment                                                       2.10
   Tax                                                                    8.1
   Transferred Employee                                                   9.3
   Transfer Date                                                          9.3
   Written Notice                                                         2.11


                                   ARTICLE 2

                               PURCHASE AND SALE

            2.1 Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, FRP agrees to purchase from Pennzoil and Pennzoil agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to FRP at Closing all of the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business, as the same shall exist on the Closing Date (collectively, the "Purchased Assets"), and including without limitation:

            (a) all real property and leases of, and other rights, options and other interests in, real property used or previously used or held for use in the conduct of the Business, other than the Mineral Interests (as defined below), in each case together with all buildings, fixtures and improvements erected thereon, and all easements, rights of way and other rights of whatever nature relating thereto, including without limitation the items listed on Schedule 3.8(a) (collectively referred to as the "Real Property");

            (b) insofar as they relate to the Business, all of Pennzoil's right, title and interest in and to sulphur and other minerals ("Minerals") in, on and under, and that may be produced from, lands subject to or included in:

                  (i) sulphur leases, mineral leases, sulphur patents, mineral patents, patented and unpatented mining claims and awards, deeds and other instruments and agreements, including without limitation fee mineral interests, leasehold mineral interests, royalty interests, overriding royalty interests, interests in production payments, net profits interests and other rights to own, explore for, produce and market Minerals (or to receive a share of the Minerals produced or the proceeds from the sale or other disposition of the Minerals), including without limitation contract rights and reversionary interests in, to and under such instruments and agreements;





                (ii)   unitization,  unit operating,  pooling, communitization
            and other similar agreements and orders covering the Real Property or the other Mineral Interests, and the units, pools and communitized areas formed thereunder (including without limitation units formed under orders, regulations, rules, approvals, decisions or other official acts of any Governmental Authority having jurisdiction), including without limitation the Culberson Unit; and

               (iii)  the Real Property;

      including without limitation the properties listed on Schedule 3.8(b), together with all other rights, titles and interests of Pennzoil in and to the lands they cover, and all easements, rights-of-way, surface rights and other rights of whatever nature relating thereto but excluding the Other Sulphur Properties listed on Schedule 2.6 (collectively, the "Mineral Interests," which term also refers, as the context requires, to the instruments and agreements that create and govern the Mineral Interests);

            (c) all of Pennzoil's right, title and interest in and to all personal property, equipment, fixtures and improvements on the Real
      Property or the Mineral Interests, or used or held for use in the Business (excluding the Excluded Assets), including goods, equipment, fixtures, inventory, facilities, supplies, motor vehicles and other property of every kind and nature that are used or held for use for the production, gathering, treatment, processing, storage or transportation of sulphur, other minerals, water or other substances produced therewith, together with all accessions, additions and attachments thereto, including wells, wellhead equipment, casing, tubing, tubular goods, motors, engines, pumping units, flowlines, tanks, injection facilities, chemicals, solutions, machinery, pipelines, pipes, tools, surface and subsurface equipment, storage yards and the goods stored in them, water systems (for injection, treating and disposal), power plants, power lines, buildings, furniture, office and communications equipment, computing and all computer related hardware except as provided in Section 2.2(g), transportation equipment, including all assets associated with the loading, receiving and transportation of sulphur (including rail cars, barges, tankers and marine vessels and including loading and receiving docks, equipment and facilities), storage tanks, spare and replacement parts, fuel and all trade fixtures, fixed assets and tangible property relating to or used or held for use in the Business, including without limitation the items listed on
      Schedule 3.8(c) (collectively, the "Personal Property");

            (d)   all   raw   materials,   work-in-process,  finished   goods,
      supplies, Closing Sulphur Inventory and the Base Pad Sulphur relating to or used in the Business;

            (e) all rights under all contracts, agreements (including marketing agreements), personal property leases, licenses, commitments, sales and purchase orders and other instruments, relating to or used in the Business, including without limitation the items listed on Schedule 3.12(a) (collectively, the "Contracts");





            (f) all prepaid expenses attributable to the Business, including but not limited to ad valorem taxes, leases, rentals and industry association dues and fees;

            (g) all petty cash located at operating facilities of the Business ("Petty Cash");

            (h) all of Pennzoil's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased
      Assets with respect to any period on or after the Closing Date, including without limitation unliquidated rights under manufacturers' and vendors' warranties;

            (i) all patents, copyrights, trademarks, trade names, service marks, service names, inventions, trade secrets, know-how, processes, technologies, formulae, research, proprietary data, market and development data and libraries and computer software (including any registrations or applications for registration of any of the foregoing) and other similar types of proprietary intellectual property rights, in each case which is owned or licensed by Pennzoil or any Affiliate of Pennzoil and used or held for use in the Business (excluding the "Pennzoil" and "Duval" names and any derivative thereof, but including the right to use the "alchemist" symbol in the Pennzoil Sulphur Company logo (so long as it is not used together with the Pennzoil yellow oval or the word "Pennzoil")), including without limitation the items listed on Schedule 3.17(a) (collectively, the "Intellectual Property Rights");

            (j) all transferable licenses, permits or other governmental authorizations affecting or relating to the Business, including without limitation the items listed on Schedule 3.13;

            (k) all books, records, files and papers, whether in hard copy or computer format, relating to or used in connection with the Purchased Assets or the Assumed Liabilities, including without limitation engineering information, seismic records and surveys, maps and logs, geological or geophysical data, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, copies of current and former contracts and other arrangements with all such customers, personnel and employment records, and any information relating to Tax imposed on the Purchased Assets ("Books and Records"); and

            (l)   all goodwill  associated with the Business  or the Purchased
      Assets.

            2.2  Excluded Assets.   FRP expressly understands and  agrees that
the following assets and properties of Pennzoil (the "Excluded Assets") shall be excluded from the Purchased Assets:

            (a) Pennzoil's facilities at Antwerp, the stock of Duval Sales International and all assets and contracts that relate primarily to Pennzoil's Antwerp operations;





            (b)   the Solid Sulphur Amount;

            (c) all of Pennzoil's cash and cash equivalents on hand and in banks except for Petty Cash and all accounts, notes and other receivables attributable to the operation of the Business prior to the Closing Date;

            (d) insurance policies and any reserves or funds related to any employee benefit plans, programs or practices;

            (e)   the  water  rights  owned  by Pennzoil  in  Jefferson  Davis
      County;

            (f) the Other Sulphur Properties and those properties and contracts listed on Schedule 2.2(f);

            (g) all personal property of Pennzoil that is located in Houston other than those items included in the Intellectual Property Rights and the Books and Records; and

            (h)   Pennzoil's gas supply contract with Texaco Inc.

            2.3   Assumed  Liabilities.   Upon  the terms  and subject  to the
conditions of this Agreement, FRP agrees, effective at the time of Closing, to assume the following liabilities (the "Assumed Liabilities"):

            (a) all obligations of Pennzoil to perform the Contracts after the Closing Date;

            (b) all liabilities arising from the ownership or operation of the Purchased Assets after the Closing Date other than the Excluded Liabilities;

            (c) the obligation to reimburse Pennzoil for its payments of royalties (based on Pennzoil's calculation) for all Closing Sulphur Inventory that has been produced by Pennzoil and that is conveyed to FRP on the Closing Date; provided, that Pennzoil will retain all responsibility for actually paying such royalty obligations, which responsibility shall be an Excluded Liability;

             (d) the obligation to reimburse Pennzoil for 50 percent of any royalties that may be payable as a result of the transfer of the Base Pad Sulphur to FRP at the Closing; provided that (i) the parties will cooperate and will use all reasonable efforts to seek to confirm that no such royalties are payable (or to minimize the amount of any such royalties) as a result of such transfer to FRP and (ii) FRP will be responsible for any royalties payable on the subsequent sale of the Base Pad Sulphur;

            (e) any liabilities assumed by FRP pursuant to Section 5.7; and

            (f) all  liabilities  for  (i) the  plugging  and  abandonment  of sulphur  wells, (ii) the shutdown or abandonment of any Purchased Assets including  without limitation the  removal and  disposal of  the sulphur





      vats  (including the  Base Pad  Sulphur) at  the Galveston  Facility and
      (iii) the abatement of asbestos-insulated pipe (up to 14,000 linear feet of asbestos-insulated pipe) located in the plant area at the Culberson Facility as well as any asbestos containing material located elsewhere at the Culberson Facility. Pennzoil shall retain responsibility for such abatement for asbestos-insulated pipe in excess of 14,000 linear feet located in the plant area at the Culberson Facility.

            2.4 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, FRP is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Pennzoil (or any predecessor owner of all or part of the Business and the Purchased Assets) of whatever nature, whether presently in existence or arising hereafter and whether accrued, contingent, absolute, determined, determinable or otherwise, actual or potential, known or unknown. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Pennzoil (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"), and, without in any way limiting this Section 2.4, none of the following shall be Assumed Liabilities for purposes of this Agreement: (a) all accounts payable attributable to the operation of the Business prior to the Closing Date and all obligations with respect to any Debt; (b) any obligation or liability for Tax arising from or with respect to the Purchased Assets or the operations of the Business which is incurred in or attributable to the Pre-Closing Tax Period; (c) any liabilities or obligations relating to employee benefits or compensation arrangements with respect to any Pennzoil employee who is not a Transferred Employee or with respect to any Transferred Employee for any period on or prior to the Transfer Date for such Transferred Employee; (d) except as provided in Sections 2.3(e) and 2.3(f), any Environmental Liability;
(e) any liability or obligation relating to an Excluded Asset; and (f) subject to Section 11.2, any other obligation or liability associated with the Business or the operation of the Purchased Assets on or prior to the Closing Date.

            2.5    Assignment  of Contracts  and  Rights.    Anything in  this
Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement  to assign  any Purchased  Asset or  any  claim or  right or  any benefit arising thereunder or  resulting therefrom if an attempted  assignment thereof,  without the  consent of a  third party  thereto, would  constitute a breach or  other contravention  thereof or  in  any way  adversely affect  the
rights  of  FRP  or Pennzoil  thereunder.    Pennzoil  and  FRP will  use  all
commercially reasonable efforts  (but without  any obligation on  the part  of
Pennzoil or FRP to  pay money) to obtain the  consent of the other  parties to any  such  Purchased Asset  or  any  claim or  right  or  any benefit  arising
thereunder  for  the assignment  thereof  to  FRP.   If  such  consent is  not
obtained, or  if an attempted assignment thereof would be ineffective or would adversely affect  the rights of Pennzoil  thereunder so that FRP  would not in fact receive  all such rights, Pennzoil  and FRP will cooperate  in a mutually agreeable arrangement under which FRP will obtain the  benefits and assume the obligations  thereunder  in accordance  with  this  Agreement, including  sub-
contracting, sub-licensing or sub-leasing to FRP, or under which Pennzoil will enforce for the  benefit of FRP, with FRP assuming Pennzoil's obligations, any and all rights  of Pennzoil against a third party  thereto; provided, however, that Pennzoil does not guarantee performance by any other party to a Purchased





Asset. Pennzoil will promptly pay to FRP when received all monies received by Pennzoil under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

            2.6 Other Sulphur Properties. (a) Pennzoil hereby grants FRP an exclusive option, effective from and after the date of this Agreement and through the date six months after the Closing Date, to acquire some or all of the properties listed on Schedule 2.6, including the lands they cover, all interests in the surface and minerals and all appurtenant rights, interests and properties (collectively, the "Other Sulphur Properties"), on the terms provided in this Section 2.6. Pennzoil represents that the Other Sulphur Properties constitute all of the properties owned by Pennzoil, other than the Real Property and the Mineral Interests described in Schedules 3.8(a) or 3.8(b), that are now predominantly sulphur prospects or properties.

            (b) To exercise the option, FRP must give written notice, identifying the Other Sulphur Property or Properties FRP wishes to acquire, to Pennzoil at any time from the date of this Agreement to the date six months after the Closing Date. On the date six months after the Closing Date the option shall expire, except for Pennzoil's obligation to convey the Other Sulphur Properties selected by FRP during the six-month option period.

            (c) Within ten days after FRP gives each such written notice to Pennzoil, Pennzoil shall convey to FRP the Other Sulphur Property or Properties selected by FRP by form of conveyance substantially in the form of the Conveyance, Assignment, Bill of Sale and Assumption Agreement, but without warranty of title. FRP shall be responsible for all Environmental Liabilities that relate to the Other Sulphur Property or Properties selected by and conveyed to FRP.

            (d) Each such conveyance shall be made without additional consideration.

            2.7 Purchase Price. (a) In consideration for Pennzoil's sale of the Purchased Assets to FRP, FRP agrees to pay to Pennzoil the Quarterly Installment Payment for each Quarterly Period, subject, however, to Section
5.6 of the Deed of Trust. The Quarterly Installment Payment payable for each Quarterly Period will be due on the date 45 days after the last day of that Quarterly Period (or, if such date is not a Business Day, the next succeeding Business Day) and will be accompanied by a schedule prepared by FRP showing, in reasonable detail, its calculation of such Quarterly Installment Payment. The obligation of FRP to make Quarterly Installment Payments as provided above is referred to herein as the "Purchase Price" for the Purchased Assets.

            (b)   On  each Option  Date, FRP  will have  the right,  by notice given to Pennzoil (a "Call Option Notice") on or before the thirtieth day (or, if  such date is not  a Business Day, the  next succeeding Business Day) after such Option Date, to acquire all rights to  all Quarterly Installment Payments occurring after that Option Date  for an amount equal to the Option  Price for that Option Date  (such right being referred to as the "Call Option").  A Call
Option  Notice shall be accompanied by a  schedule prepared by FRP showing, in
reasonable detail,  its calculation of  the Option Price.   If FRP  delivers a
Call Option Notice in respect  of any Option Date,  the Option Price shall  be





due on the date 45 days after that Option Date. Payment of the Option Price shall satisfy in full all of FRP's obligations to pay any Quarterly Installment Payments occurring after the applicable Option Date, and all rights of Pennzoil to receive any such Quarterly Installment Payments shall be extinguished.

            (c) If FRP does not exercise the Call Option with respect to any Option Date by delivering a Call Option Notice on or before the thirtieth day (or, if such date is not a Business Day, the next succeeding Business Day) after such Option Date, Pennzoil will have the right, by notice given to FRP (a "Put Option Notice") on or before the sixtieth day (or, if such date is not a Business Day, the next succeeding Business Day) after such Option Date, to require FRP to purchase all rights to all future Quarterly Installment Payments for an amount equal to $10,000,000 (such right being referred to as the "Put Option"); provided that Pennzoil will not have any Put Option with respect to any Option Date occurring after the earliest to occur of (i) the sixteenth anniversary of the Closing Date and (ii) the date on which FRP has completed all Quarterly Installment Payments. If Pennzoil delivers a Put Option Notice in respect of any Option Date, such amount shall be due on the date 75 days after that Option Date (or, if such date is not a Business Day, on the next succeeding Business Day). Payment of the Option Price shall satisfy in full all of FRP's obligations to pay any Quarterly Installment
Payments  occurring  after  the applicable  Option  Date,  and  all rights  of
Pennzoil   to  receive  any  such  Quarterly  Installment  Payments  shall  be extinguished.

            (d) Each payment under this Section 2.7 shall be made by delivery by FRP of a certified or official bank check payable in immediately available funds to Pennzoil or by causing such payment to be credited to such account of Pennzoil as Pennzoil may designate in writing from time to time. Any payment under this Section 2.7 that is not paid on the date when due shall bear interest from and including the due date to but excluding the date of payment at a rate per annum equal to the rate publicly announced from time to time by Chase Manhattan Bank, N.A. in New York City (i) as its prime rate in the case of payments as to which there exists a genuine dispute between the parties regarding the amount of the payment or (ii) as its prime rate plus 2% in the case of payments as to which no such genuine dispute exists, in each case during the period from the due date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

            (e) Upon the payment of the last installment of the Purchase Price or upon payment pursuant to the exercise of the Call Option or the Put Option, all Liens under the Deed of Trust and all other Liens held by Pennzoil or its assignee in the Purchased Assets shall be released and discharged automatically. At any time and from time to time prior to such termination, the parties may agree to a total or partial release of any such Lien in the Purchased Assets. Upon such total or partial release of any such Lien, Pennzoil will execute and deliver to FRP such releases and other documents as FRP shall reasonably request to evidence or effect such release.

            2.8   Closing.  The  closing (the  "Closing") of the  purchase and sale of the  Purchased Assets and  the assumption  of the Assumed  Liabilities





hereunder shall take place at the offices of Pennzoil in Houston as soon as possible, but in no event later than 10 Business Days, after satisfaction of the conditions set forth in Article 10, or at such other time or place as FRP and Pennzoil may agree. At the Closing (or from time to time thereafter), Pennzoil and FRP shall enter into the Conveyance, Assignment, Bill of Sale and Assumption Agreement, and Pennzoil shall execute, acknowledge and deliver to FRP such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (the "Conveyance Documents") as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in FRP Good Title in and to the Purchased Assets. The parties will also execute and deliver (i) the Deed of Trust, (ii) a Transition Services Agreement and (iii) each other deed, certificate, agreement or other document contemplated by this Agreement. Any payment required under this Section 2.8 and not made at the Closing shall bear interest at the rate per annum equal to the rate publicly announced from time to time by Chase Manhattan Bank, N.A. in New York City (i) as its prime rate in the case of payments as to which there exists a genuine dispute between the parties regarding the amount of the payment and (ii) as its prime rate plus 2% in the case of payments as to which no such genuine dispute exists.

            2.9 Allocation of Purchase Price for Tax Purposes. (a) The parties agree that for tax purposes, the Purchase Price will be deemed to be $22,500,000. As soon as practicable after the Closing Date, FRP shall deliver to Pennzoil a statement (the "Allocation Statement"), setting forth the value of the Purchased Assets for tax purposes which shall be used for the allocation of the Purchase Price (together with the Assumed Liabilities) among the Purchased Assets.

            (b) Pennzoil shall have a period of 30 days after the delivery of the Allocation Statement to present in writing to FRP notice of any objections Pennzoil may have to the allocation set forth in the Allocation Statement. Unless Pennzoil timely objects, the Allocation Statement shall be binding on the parties without further adjustment.

            (c) If Pennzoil shall raise any objections within the 30 day period, FRP and Pennzoil shall negotiate in good faith and use their best efforts to resolve such dispute. If the parties fail to agree within 5 days after the delivery of the notice, then the disputed items shall be resolved by Arthur Andersen, or if such firm declines to act in such capacity, by such other firm of independent nationally recognized accountants chosen and mutually accepted by both parties (the "Accounting Referee"). The Accounting Referee shall resolve the dispute within 30 days of having the item referred to it. The costs, fees and expenses of the Accounting Referee shall be borne equally by Pennzoil and FRP.

            (d) Pennzoil and FRP agree to report an allocation of the Purchase Price among the Purchased Assets in a manner entirely consistent with the Allocation Statement and agree to act in accordance with such Allocation Statement in the preparation and filing of all tax returns (including without limitation filing Form 8594 with its Federal income tax return for the taxable year that includes the date of the Closing) and in the course of any tax audit, tax review or tax litigation relating thereto.

            (e)    Not  later  than  10 days  prior  to  the  filing  of their





respective Form 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

            2.10 Liquid Sulphur Inventory Adjustment. (a) On the Closing Date (or on such other date or dates as close as possible to the Closing Date as may be mutually agreed by the parties, one or more representatives designated by each of Pennzoil and FRP (who may be employees or officers of Pennzoil or FRP, as the case may be) shall jointly conduct on behalf of each party respectively a measurement by tank strapping of the level of Pennzoil's liquid sulphur inventory (net of any sulphur owned by parties other than Pennzoil and any sulphur that is sold on Pennzoil's books as of the Closing Date) included in the Purchased Assets at Closing (the "Closing Sulphur Inventory"). Inventory in transit, including in tank cars and barges, will be measured by tank strapping at destination and will be deemed to be at its destination as of the Closing Date. If the parties' respective measurements of Pennzoil's liquid sulphur inventory at the Tampa Facility, the Galveston Facility, the Culberson Facility and/or Pennzoil's Savannah facility differ, the level of inventory at that facility shall be the average of the parties' respective measurements for that facility.

            (b)(i) Subject to Section 2.10(b)(v) below, if the Closing Sulphur Inventory at the Tampa Facility is greater than the Tampa Base Sulphur Inventory, then FRP shall pay to Pennzoil a cash amount equal to the difference multiplied by the Tampa Average Sulphur Price as of the Closing Date minus $3.75; if the Closing Sulphur Inventory at the Tampa Facility is less than the Tampa Base Sulphur Inventory then Pennzoil shall pay to FRP a cash amount equal to the difference multiplied times the Tampa Average Sulphur Price as of the Closing Date minus $3.75 (the payment under this Section 2.10(b)(i) being the "Tampa Adjustment").

              (ii) Subject to Section 2.10(b)(v) below, if the Closing Sulphur Inventory at the Galveston Facility is greater than the Galveston Base Sulphur Inventory, then FRP shall pay to Pennzoil a cash amount equal to the difference multiplied by the Tampa Average Sulphur Price as of the Closing Date minus $17.75; if the Closing Sulphur Inventory at the Galveston Facility is less than the Galveston Base Sulphur Inventory, then Pennzoil shall pay to FRP a cash amount equal to the difference multiplied times the Tampa Average Sulphur Price as of the Closing Date minus $17.75 (the payment under this Section 2.10(b)(ii) being the "Galveston Adjustment").

             (iii) Subject to Section 2.10(b)(v) below, if the Closing Sulphur Inventory at the Culberson Facility is greater than the Culberson Base Sulphur Inventory, then FRP shall pay to Pennzoil a cash amount equal to the difference multiplied by the Tampa Average Sulphur Price as of the Closing Date minus $39.50; if the Closing Sulphur Inventory at the Culberson Facility is less than the Culberson Base Sulphur Inventory, then Pennzoil shall pay to FRP a cash amount equal to the difference multiplied times the Tampa Average Sulphur Price as of the Closing Date minus $39.50 (the payment under this Section 2.10(b)(iii) being the "Culberson Adjustment").

              (iv)    Subject to  Section  2.10(b)(v)  below,  if the  Closing
Sulphur  Inventory at  Savannah  is greater  than  the Savannah  Base  Sulphur
Inventory,  then  FRP  shall pay  to  Pennzoil  a  cash  amount equal  to  the difference multiplied by  the Tampa Average  Sulphur Price  as of the  Closing





Date plus $2.75; if the Closing Sulphur Inventory at Pennzoil's Savannah facility is less than the Savannah Base Sulphur Inventory, then Pennzoil shall pay to FRP a cash amount equal to the difference multiplied times the Tampa Average Sulphur Price as of the Closing Date plus $2.75 (the payment under this Section 2.10(b)(iv) being the "Savannah Adjustment").

               (v) The dollar amount of the Tampa Adjustment, the Galveston Adjustment, the Culberson Adjustment and the Savannah Adjustment shall be netted, and, if the Closing Sulphur Inventory is greater than the Base Sulphur Inventory, the net amount shall be adjusted in FRP's favor by 50 percent of the royalties payable on such excess inventory. Pennzoil shall pay to FRP, or FRP shall pay to Pennzoil, as the case may be, the net adjusted amount in the manner and with interest as provided in Section 2.10(c). Any such payment of the net adjusted amount pursuant to this Section 2.10(b) shall be made at a mutually convenient time and place within 20 days after the Closing Date.

            (c) Any payments pursuant to this Section 2.10 shall be made by delivery by FRP, or Pennzoil, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this Section 2.10 shall bear interest from and including the due date to but excluding the date of payment at a rate per annum equal to the rate publicly announced from time to time by Chase Manhattan Bank, N.A. in New York City (i) as its prime rate in the case of payments as to which there exists a genuine dispute between the parties regarding the amount of the payment and (ii) as its prime rate plus 2% in the case of payments as to which no such genuine dispute exists, in each case during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

            (d) If Pennzoil advises FRP that the relative amounts of inventory at Tampa, Galveston and Culberson have been materially changed due to FRP's use of the "Marine Duval", Pennzoil will propose an appropriate adjustment to reflect the amounts that would have been paid under this Section
2.10 if FRP had not used the "Marine Duval". The amount of such adjustment will be negotiated in good faith by the parties. If the parties are unable to agree upon the amount of such adjustment within 60 days of Pennzoil's initial proposal, then the arbitration procedure outlined in Section 2.11(b) shall be used by the parties to establish the amount of the adjustment. Each party will be entitled to make one proposal, the Panel will be required to choose one of those two proposals and its decision will be binding on the parties. Costs of arbitration will also be allocated in accordance with Section 2.11(b).

            2.11  Tampa  Average Sulphur  Price.   (a)   If,  for  purposes of
calculating  the   Tampa  Average   Sulphur  Price,  "Green   Markets"  ceases
publication or  no  longer publishes  the  required prices  or if  the  prices published in  "Green  Markets"  are  no longer  representative  of  prevailing contract sulphur  prices  in  Tampa, FRP  and  Pennzoil shall  agree  upon  an alternative basis for determining the Tampa Average Sulphur Price that will be representative of  prevailing contract  (rather than  spot) sulphur  prices in
Tampa from time to time.   Such agreement shall  be made following good  faith





negotiations which shall commence promptly upon the provision of written notice by either party to the other party ("Written Notice") that an alternative basis is necessary.

            (b)   If  the parties are unable  to agree on  such an alternative basis within 60 days of the provision of Written Notice, the new basis shall be finally and conclusively determined by a panel of arbitrators (the "Panel") consisting of three members unaffiliated with either party and selected as hereinafter provided. Each of Pennzoil and FRP shall select one member of the Panel within five Business Days after the 60 day period referred to above and the third member shall be selected by mutual agreement of the two members so selected within an additional ten Business Days. If either party does not appoint its member of the Panel as provided above, then the alternative basis proposed by the other party Section shall prevail. Panel members shall be chosen on the basis of their knowledge of the agricultural minerals industry in general and the sulphur industry in particular. The Panel shall meet in New York, New York or such other place as a majority of the members of the Panel determines more appropriate. Each party shall provide the Panel within 30 Business Days of its formation with one or more proposals as to the appropriate alternative basis for determining the prevailing contract market price for sulphur FOB Tampa Terminal. The parties shall be given the opportunity to submit in writing supporting information or data for their proposals and to each make an oral presentation to the Panel. The Panel shall then decide (by a majority) within 45 Business Days of its formation which one of the proposed bases will most accurately reflect the prevailing contract sulphur price in Tampa. It is understood and agreed that the Panel will not have discretion to select any basis for the Tampa Average Sulphur Price other than one of the bases proposed by the parties, and will not have authority to modify or amend such proposal. The basis adopted by the Panel shall be binding on the parties for future determinations of the Tampa Average Sulphur Price. The costs associated with the arbitration procedure described in this
Section 2.11(b), including the fees and expenses of the arbitrators and the costs reasonably incurred by the parties themselves in preparing their proposals, shall be borne by the party whose proposals are not selected by the Panel.

            (c) Until such time as such an alternative basis has been mutually agreed as described in Section 2.11(a), or determined by the Panel as described in Section 2.11(b), the Tampa Average Sulphur Price shall be determined utilizing prices published in "Green Markets" as described in the definition of "Tampa Average Sulphur Price"; provided that once an alternative basis has been agreed upon that new basis shall be applied retroactively to any payments made with respect to periods after receipt by a party of Written Notice.


                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF PENNZOIL

            Pennzoil represents and warrants to FRP as of the date hereof and as of the Closing Date that:

            3.1  Corporate  Existence and  Power.  Pennzoil  is a  corporation





duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Pennzoil is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary in connection with the conduct of the Business, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Pennzoil has heretofore delivered to FRP true and complete copies of its certificate of incorporation and bylaws as currently in effect.

            3.2 Corporate Authorization. The execution, delivery and performance by Pennzoil of this Agreement are within Pennzoil's corporate powers and have been duly authorized by all necessary corporate action on the part of Pennzoil. This Agreement constitutes a valid and binding agreement of Pennzoil, enforceable against Pennzoil in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors' rights generally and except as enforcement hereof is subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

            3.3 Governmental Authorization. The execution, delivery and performance by Pennzoil of this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; and (ii) compliance with any applicable requirements of the 1934 Act.

            3.4 Non-Contravention. The execution, delivery and performance by Pennzoil of this Agreement do not and will not (i) violate the certificate of incorporation or bylaws of Pennzoil, (ii) assuming compliance with the matters referred to in Section 3.3, violate any applicable Law, (iii) assuming the obtaining of all Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation relating to the Business or to a loss of any benefit relating to the Business to which Pennzoil is entitled under (a) any provision of any agreement, contract or other instrument binding upon Pennzoil or by which any of the Purchased Assets is or may be bound or (b) any Permit or (iv) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens. From August 22, 1994 through the date of this Agreement, Pennzoil has not taken any action that would have resulted in a breach of any covenant or agreement contained in this Agreement if this Agreement had been executed on August 22, 1994.

            3.5 Required Consents. Schedule 3.5 sets forth each agreement, contract or other instrument binding upon Pennzoil or any Permit requiring a consent or other form of approval as a result of or a waiver of rights to permit the execution, delivery and performance of this Agreement (each such consent, a "Required Consent" and together the "Required Consents").

            3.6   Financial Statements.   The unaudited balance  sheet for the
Business as  of December  31, 1993  and the  related  unaudited statements  of operations and  cash flows for  the Business for  the year ended  December 31,
1993 and the  Balance Sheet  and the  related unaudited  interim statement  of





operations and cash flows for the six months ended June 30, 1994 (collectively, the "Financial Statements") fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

            3.7 Absence of Certain Changes. Except as reported in monthly financial and operating reports that are delivered to FRP before the date of this Agreement, since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practices, and there has not been:

            (a) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a
      Material  Adverse Effect other  than those  that may  be deemed  to have occurred  by  virtue  of  general  changes  in  economic  conditions  or
      conditions  generally  affecting   the  sulphur  mining   and  marketing
      business;

            (b) any creation or other incurrence of any Lien (other than Permitted Liens) on any Purchased Asset;

            (c) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

            (d) any transaction or commitment made, or any contract or agreement entered into, by Pennzoil relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Pennzoil of any contract or other right, in either case, material to the Business taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

            (e) any change in any method of accounting or accounting practice by Pennzoil with respect to the Business except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles;

            (f) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any employee of the Business (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any such employee or (iii) change in compensation or other benefits payable to any such employee pursuant to any severance or retirement plans or policies;

            (g) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or





            (h)   any  capital  expenditure,  or   commitment  for  a  capital
      expenditure, for additions or improvements to property, plant and equipment.

            3.8  Properties.   (a) Schedule 3.8(a) contains a  correct summary
description of all Real Property.

            (b)   Schedule 3.8(b) correctly describes the Mineral Interests.

            (c) To the knowledge of Pennzoil, Schedule 3.8(c) correctly describes all Personal Property with a book value in excess of $100,000 and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

            (d) Pennzoil has, and at Closing will have and will convey to FRP, and upon consummation of the transactions contemplated hereby, FRP will acquire, Good Title to each of the Purchased Assets.

            (e)(i) The real property summarized on Schedule 3.8(a) includes all Real Property (other than Excluded Assets), and only such real property, as is used or held for use in connection with the conduct and operations of the Business as heretofore conducted. Except for the Other Sulphur Properties and other Excluded Assets, the mineral interests described on Schedule 3.8(b) include all Mineral Interests, and only such mineral interests, as are used or held for use in connection with the conduct and operations of the Business as heretofore conducted.

              (ii) All leases of and other instruments and agreements relating to Real Property, Mineral Interests described on Schedule 3.8(b) or Personal Property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease, instrument or agreement any material default or any event which with notice or lapse of time or both would constitute a material default.

             (iii)    Except  as  provided in  Schedule  3.8(e),  the  plants,
buildings, structures  and  equipment included  in  the Purchased  Assets  and currently used in  the Business  are in satisfactory  operating condition  and repair and have been reasonably maintained consistent with standards generally followed  in the industry (giving due account to  the age and length of use of same,  ordinary wear and tear  excepted), are suitable  for their present uses and, in the  case of plants, buildings and other  structures currently used in the Business (including  without limitation  the roofs thereof),  are, to  the
knowledge  of Pennzoil, structurally sound.   Except as  expressly provided in
this Section  3.8(e)(iii), the Personal  Property is sold "AS,  IS, WHERE IS,"
and  Pennzoil MAKES NO, AND DISCLAIMS ANY, REPRESENTATION OR WARRANTY, WHETHER
EXPRESS OR  IMPLIED, AND WHETHER BY  COMMON LAW, STATUTE, OR  OTHERWISE, AS TO
(i) MERCHANTABILITY, (ii) FITNESS FOR ANY PARTICULAR PURPOSE, (iii) CONFORMITY
TO MODELS  OR SAMPLES OF MATERIALS  AND (iv) CONDITION.   FRP EXPRESSLY WAIVES
THE  PROVISIONS OF CHAPTER XVII,  SUBCHAPTER E, SECTIONS  17.41 THROUGH 17.63,
INCLUSIVE (OTHER THAN  SECTION 17.555,  WHICH IS NOT  WAIVED), VERNON'S  TEXAS
CODE ANN.,  BUSINESS AND COMMERCE CODE  (THE "DTPA").  Pennzoil  and FRP agree that  the preceding disclaimers of  warranty are "conspicuous" disclaimers for purposes of any applicable law, rule  or order.  FRP expressly recognizes that the consideration for which  Pennzoil has agreed to sell the  Purchased Assets





and perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. FRP further recognizes that Pennzoil, in determining to proceed with the entering in to of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

             (iv) The plants, buildings and structures included in the Purchased Assets currently have access to (A) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (B) water supply, telephone, gas and electrical connections, drainage and other utilities, as are necessary for the conduct of the Business as it is presently conducted.

              (v) None of the material structures on the Real Property encroaches upon real property of another person, and no structure of any other person substantially encroaches upon any Real Property.

            (f)   No Purchased Asset is subject to any  Lien, except Permitted
Liens.

            (g) There are no developments affecting any of the Purchased Assets pending or, to the knowledge of Pennzoil threatened, which might materially detract from the value of such Purchased Assets, materially interfere with any present use of any such Purchased Assets or materially adversely affect the marketability of such Purchased Assets (other than those developments as may be deemed to have occurred by virtue of business and economic conditions in general and those relating generally to the sulphur mining and marketing business).

            (h) Pennzoil has delivered or made available to FRP, true and complete copies of all records, title policies and reports, leases, contracts and other materials relating to the Real Property and Mineral Interests.

            (i)   (i)   In this  Subsection 3.8(i), "Mineral  Interest" refers
only to the Culberson Unit Agreement and each Mineral Interest described in items 1-18 (Culberson County, Texas) of Schedule 3.8(b).

                (ii) Each Mineral Interest has been maintained in full force and effect according to its terms. Pennzoil has made or caused to be made all payments, including royalties, delay rentals and shut-in royalties, due under each Mineral Interest.

               (iii) To the knowledge of Pennzoil, no other party to a Mineral Interest is in breach or default of any obligation under the Mineral Interest.

                (iv) Except for matters asserted by the General Land Office in audits of royalty payments to the State of Texas, there has not occurred an event, fact or circumstance that with the lapse of time or the giving of notice, or both, would constitute a breach or default of any obligation under a Mineral Interest by Pennzoil or, to the knowledge of Pennzoil, by any other party to the Mineral Interest.

                (v)    Neither  Pennzoil nor  any  other  party  to a  Mineral





Interest described on has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of the Mineral Interest or any provision of the Mineral Interest.

               (vi) There are no obligations under a Mineral Interest to engage in continuous development operations to maintain the Mineral Interest in full force and effect.

              (vii) There are no provisions in a Mineral Interest or other applicable instrument or agreement that increases the royalty share of the lessor under that Mineral Interest.

             (viii) Except for matters asserted by the General Land Office in audits of royalty payments to the State of Texas, no provision in any Mineral Interest (other than a provision allowing a lessor to take Minerals in kind) requires the payment of a royalty or other Production Burden on any basis other than the basis of the proceeds actually received by Pennzoil from the sale or other disposition of the Minerals.

               (ix) Pennzoil is not obligated by (A) any prepayment arrangement, (B) a "take-or-pay" provision or other similar provision, (C) a production payment, (D) a minerals "balancing" agreement, or (E) any other arrangements to deliver Minerals produced from the Mineral Interests described on at some future time without then or thereafter receiving full payment for the Minerals.

                (x) Payments for Minerals sold under each Material Contract are current (subject to adjustment in accordance with the Material Contracts) and in accordance with the prices set forth in the Material Contracts.

               (xi) All wells drilled and completed on the Culberson Unit have been drilled and completed within the boundaries of the applicable Mineral Interests or within the limits otherwise permitted by contract, by pooling or unit agreement or by law.

            3.9 Sufficiency of the Purchased Assets. The Purchased Assets constitute, and on the Closing Date will constitute, all of the assets or property (other than Excluded Assets) used or held for use in the Business.

            3.10 No Undisclosed Liabilities. Other than liabilities disclosed on Schedule 3.10, there are no liabilities of the Business (other than Excluded Liabilities) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, actual or potential, known or unknown, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, and which, in any such case, could be asserted against FRP or the Purchased Assets other than liabilities provided for in the Balance Sheet or disclosed in the notes thereto.

            3.11 Litigation.  Except as set forth on Schedule 3.11 there is no action, suit, investigation or proceeding pending against, or to the knowledge of  Pennzoil, threatened against or  affecting, the Business  or any Purchased
Asset  before any arbitrator or Governmental Authority which, if determined or
resolved  adversely   in  accordance  with  the   plaintiff's  demands,  would





reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

            3.12 Material Contracts. (a) Except for the Contracts disclosed in Schedule 3.12(a) with respect to the Business (other than the Excluded Assets), Pennzoil is not a party to or bound by:

            (i) any lease of personal property providing for annual rentals of $100,000 or more;

          (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Pennzoil of $100,000 or more or (B) aggregate payments by Pennzoil of $500,000 or more;

         (iii) any agreement with reference to all or a substantial portion of the output of a plant, a mine or other production facility or all or a substantial portion of all requirements of a customer of Pennzoil or of Pennzoil or to any other Person providing for annual payments that exceed $1,000,000 or more or extending beyond two years;

          (iv) any sales, distribution or other similar agreement providing for the sale by Pennzoil of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to Pennzoil of $100,000 or more or (B) aggregate payments to Pennzoil of $500,000 or more;

            (v) any partnership, tax partnership, joint venture or other similar agreement or arrangement;

          (vi) any option agreement, license agreement, franchise, or agreement in respect of similar rights granted or held by Pennzoil;

         (vii) any agency, dealer, sales representative, marketing or other similar agreement providing for annual payments of $100,000 or more;

        (viii) any agreement that limits the freedom of Pennzoil to compete in any aspect of the sulphur business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or which would so limit the freedom of FRP after the Closing Date;

          (ix) any agreement (other than an Excluded Asset) with or for the benefit of any Affiliate of Pennzoil;

      (x)   any labor union contract;

          (xi) any agreement (other than an Excluded Asset) with respect to property, casualty or other forms of insurance; or

         (xii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business which is material to the Business (other than the Excluded Assets) taken as a whole.





            (b) Each Contract disclosed in any schedule to this Agreement or required to be disclosed pursuant to this Section 3.12 is a valid and binding agreement of Pennzoil and is in full force and effect, and neither Pennzoil nor, to the knowledge of Pennzoil, any other party thereto is in default or breach in any material respect under the terms of any such Contract, nor, to the knowledge of Pennzoil, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such contract have been delivered to FRP.

            (c) Pennzoil's net per ton cost of transportation for sulphur (excluding rail car costs) from the Culberson Facility under its agreement with the Santa Fe Railway Company currently does not exceed $20.00 per ton. This freight cost is subject to annual escalation and is subject to adjustment when the Tampa price exceeds $92.00 per ton.

            3.13 Licenses and Permits. Schedule 3.13 correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business insofar as it relates to the Purchased Assets (including Environmental Permits), together with the name of the Governmental Authority issuing such license or permit (the "Permits"). Except as set forth on Schedule 3.13, such Permits are valid and in full force and effect.

            3.14 Insurance Coverage.   There is no claim by  Pennzoil relating
to the Business pending under any of its insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and Pennzoil has otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since October 1989 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. Except as disclosed in Schedule 3.14, after the Closing Pennzoil shall continue to have coverage under such policies and bonds with respect to events occurring prior to Closing.

            3.15 Compliance with Laws and Court Orders. Pennzoil is not in violation of, has not since January 1, 1991 violated, and to Pennzoil's knowledge is not under investigation with respect to or has not been threatened to be charged with or given notice of any violation of, any Law (including without limitation any Law relating to zoning, city planning or similar matters) applicable to the Purchased Assets or the conduct of the Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except for environmental matters, which are addressed in Section 3.20.

            3.16  Inventories.  The inventories set forth in the Balance Sheet
were  properly  stated  therein   in  accordance  with  accounting  principles
consistently  maintained and  applied by  Pennzoil.   Since the  Balance Sheet
Date, the  inventories of the  Business have  been maintained in  the ordinary
course  of business.   All such  inventories are owned  free and clear  of all





Liens. All of the inventory recorded on the Balance Sheet consists of, and all inventory related to the Business on the Closing Date will consist of, items of a quality usable or saleable in the normal course of the Business consistent with past practices and are and will be in quantities sufficient for the normal operation of the Business in accordance with past practice.

            3.17 Intellectual Property. (a) Schedule 3.17(a) sets forth a list of all patents, patent applications, and registered marks specifying as to each, as applicable: (i) the nature of such Intellectual Property Right;
(ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) material licenses, sublicenses and other agreements as to which Pennzoil or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Schedule 3.17(a) is an accurate and complete list of all patents, patent applications, and registered marks used by Pennzoil in the operation or conduct of the Business as currently or heretofore conducted.

            (b)(i) Except as set forth in Section 3.17, Pennzoil has not, during the three years preceding the date of this Agreement, been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to the Business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any patents, trademarks, service marks or copyrights, and (ii) Pennzoil has no knowledge of any other and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Pennzoil with respect to the Business or restricting the licensing thereof by Pennzoil to any Person. Pennzoil has not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.

            3.18 Employees. Pennzoil has previously provided to FRP a true and complete list of the names, titles, annual salaries or wage rates of all employees of the Business.

            3.19 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Pennzoil who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

            3.20 Environmental Matters. (a) Except as disclosed on Schedule 3.20(a):

            (i)   in connection with  or relating to  the Purchased Assets  or the  Business  within  the  preceding  five  years,  no written  notice,
      notification,  demand,  request  for  information,   citation,  summons,
      complaint or order has been issued, no written complaint has been filed, no penalty has  been assessed and no investigation or  review is pending or,  to the best knowledge  of Pennzoil, threatened  by any Governmental





      Authority or other Person with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any Environmental Permit, (C) Regulated Environmental Activity or
      (D) Release of Hazardous Substances;

          (ii)    the   Purchased  Assets   are   in   compliance   with   all
      Environmental Laws and all Environmental Permits required for operations have been obtained;

         (iii) other than in compliance with Environmental Laws or Environmental Permits, no polychlorinated biphenyls, radioactive materials (including naturally occurring radioactive materials and sealed radioactive sources), urea formaldehyde, lead, asbestos, asbestos-containing material or underground storage tank (active or abandoned) is or has been present within the past five years on, at or under any Purchased Asset;

          (iv) there has been no material Release of any Hazardous Substance within the past five years (and no notification of such Release has been filed or made within the past five years) at, on or under any Purchased Asset;

            (v) none of the Purchased Assets is listed or proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal or state list of sites requiring investigation or clean-up;

            (vi) Neither Pennzoil nor its former subsidiary Pennzoil Sulphur Company has placed any Hazardous Substance, other than Hazardous Substances ordinarily associated with water treatment processes, in (A) the sludge lagoon, (B) the sanitary lagoons or (C) the salt mixing pit, in each case at the Culberson Facility; and

          (vii) there are no liens under Environmental Laws on any of the Purchased Assets, no government actions have been taken or, to the knowledge of Pennzoil, are in process, which could subject any of such Purchased Assets to such liens, and Pennzoil would not be required to place any notice or restriction relating to Hazardous Substances at any Real Property owned by it in any deed to such property.

            (b) With respect to the Business, there has been no Environmental Investigation or Audit which Pennzoil has in its possession in relation to any Purchased Asset which has not been delivered to FRP at least two days prior to the date hereof other than an environmental audit of the Tampa Facility which is in the process of being finalized.

            3.21 Customers and Suppliers. Except as set forth on Schedule 3.21, Pennzoil is not engaged in any material disputes with any customers or suppliers of the Business, and to the best of its knowledge, no customer or supplier representing revenues or expenses in excess of $250,000 per year has indicated that it intends to terminate, not renew or adversely modify its arrangements with Pennzoil in relation to the Business.

            3.22 Books and Records.  The Books  and Records (true and complete





copies of which have been made available to FRP) are accurate and complete in all material respects.

            3.23 Representations Cumulative. The representations and warranties of Pennzoil in this Agreement are cumulative and independent of, and not limited by, any covenants, representations and warranties in any agreement or document (including any conveyance document) contemplated hereby and the covenants, representations and warranties contained herein shall not be deemed to be merged into any such agreement or document.

            3.24  Scope of Representations of Pennzoil.   Except as and to the
extent set forth in this Article 3, Pennzoil makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to FRP (including, but not limited to, any opinion, information or advice that may have been provided to FRP by any officer, stockholder, director, employee, agent, consultant or representative of
Pennzoil, Pennzoil's counsel or any other agent, consultant or representative). Without limiting the generality of the foregoing, except as and to the extent expressly set forth in this Article 3, Pennzoil makes no representations or warranties as to (a) the title to any of the properties of the Business, (b) the amounts of sulphur reserves attributable to such properties or (c) any geological or other interpretations or economic evaluations.


                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF FRP

            FRP represents and warrants to Pennzoil as of the date hereof and as of the Closing Date that:

            4.1 Organization and Existence. FRP is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, which has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

            4.2 Authorization. The execution, delivery and performance by FRP of this Agreement are within FRP's powers and have been duly authorized by all necessary action on the part of FRP. This Agreement constitutes a valid and binding agreement of FRP, enforceable against FRP in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors' rights generally and except as enforcement hereof is subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

            4.3 Governmental Authorization. The execution, delivery and performance by FRP of this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; and (ii) compliance with any applicable requirements of the 1934 Act.





            4.4 Non-Contravention. The execution, delivery and performance by FRP of this Agreement, do not and will not (i) contravene or conflict with the partnership agreement of FRP, (ii) assuming compliance with the matters referred to in Section 4.3, violate any applicable Law or (iii) assuming the obtaining of all Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of a Debt of FRP.

            4.5 Required Consents. Schedule 4.5 sets forth each agreement, contract or other instrument binding upon FRP or any Permit requiring a consent as a result of the execution, delivery and performance of this Agreement.

            4.6   Financial Statements.   The balance sheet  (the "FRP Balance
Sheet") and the related audited statements of operations for FRP for the years ended December 31, 1993, 1992 and 1991, the unaudited interim balance sheet June 30, 1994 and the related unaudited interim statement of operations and cash flow for the six months ended June 30, 1994, fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of FRP taken as a whole as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

            4.7 Absence of Certain Changes. Since the date of the FRP Balance Sheet, FRP's business has been conducted in the ordinary course consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a material adverse effect on the ability of FRP to fulfill its obligations under this Agreement.

            4.8 Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of FRP, threatened against or affecting FRP before any court or arbitrator or any Governmental Authority which, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a material adverse effect on the ability of FRP to fulfill its obligations under this Agreement or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

            4.9 Compliance with Laws and Court Orders. FRP is not in violation of, has not since January 1, 1991 violated, and to FRP's knowledge is not under investigation with respect to or has not been threatened to be charged with or given notice of any violation of, any Law, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of FRP to fulfill its obligations under this Agreement.

            4.10 Main Pass Production Cost. The average per ton cash cost of Main Pass Sulphur Production FOB Tampa Terminal from January 1, 1994 through August 31, 1994, determined in accordance with FRP's normal accounting practices and policies which are consistent with generally accepted accounting principles, is not less than $44.11.





            4.11 Representations Cumulative. The representations and warranties of FRP in this Agreement are cumulative and independent of, and not limited by, any covenants, representations and warranties in any agreement or document (including any conveyance document) contemplated hereby and the covenants, representations and warranties contained herein shall not be deemed to be merged into any such agreement or document.

            4.12 Scope of Representations of FRP. Except as and to the extent set forth in this Article 4, FRP makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated
(orally or in writing) to Pennzoil (including, but not limited to, any opinion, information or advice that may have been provided to Pennzoil by any officer, stockholder, director, employee, agent, consultant or representative of FRP or its managing general partner, Freeport-McMoRan Inc., FRP's counsel or any other agent, consultant or representative).


                                   ARTICLE 5

                             COVENANTS OF PENNZOIL

            Pennzoil agrees that:

            5.1 Conduct of the Business. (a) From the date hereof until the Closing Date or the earlier termination of this Agreement, Pennzoil shall (except as otherwise provided in this Agreement or as FRP may consent in writing) conduct the Business in the ordinary course of business consistent with past practice and shall use its commercially reasonable efforts to, in connection with the Business:

            (i) preserve intact its business organization and relationships with third parties, provided that FRP shall be consulted in the closing of contracts for fourth quarter business;

          (ii) keep available the services of the present employees of the Business;

         (iii) continue making marketing, advertising, promotional, and other similar expenditures in the ordinary course of business consistent with past practice;

          (iv)    duly  comply  in  all   material  respects  with  all  Laws,
      including without limitation all Environmental Laws, applicable to the Business;

            (v) maintain all of the Books and Records in the ordinary course of business consistent with past practice;

          (vi) continue the maintenance and repair of the Purchased Assets and the Business (including the making of scheduled capital expenditures and the plugging and abandonment of sulphur wells but excluding any budgeted tank repairs) in the ordinary course of business consistent with past practice;





         (vii) maintain in effect insurance with respect to the Purchased Assets related to the Business in the ordinary course of business and against risks, with carriers and in amounts (including deductibles) consistent with past practice;

        (viii)    maintain   material  and  supply   inventory  and  equipment
      primarily related to the Business at levels consistent with recent past practice;

          (ix) comply in all material respects with all material Contracts to which it is a party; and

           (x) maintain the Culberson Unit Agreement and the Mineral Interests described in items 1-18 (Culberson County, Texas) on Schedule 3.8(b) in full force and effect and pay all Production Burdens and perform all obligations on and under the Culberson Unit Agreement and such Mineral Interests.

            (b) Without limiting the generality of the foregoing, without the prior written consent of FRP, from the date hereof until the Closing Date or the earlier termination of this Agreement, Pennzoil will not:

            (i)   merge or consolidate with any other Person;

          (ii) acquire from any other Person, other than in the ordinary course of business, assets relating to the Business having a fair market value in excess of an aggregate of $500,000;

         (iii) sell, lease, license, pledge or otherwise dispose of any Purchased Assets except (A) pursuant to existing contracts or commitments and (B) in the ordinary course of business consistent with past practice;

          (iv) create or suffer to exist any new Lien or encumbrance on any of the Purchased Assets, other than Permitted Liens;

            (v)   enter into any material contract or agreement that would  be
      an  Assumed   Liability  except  in  the  ordinary  course  of  business consistent with past practice;

          (vi) except in the ordinary course of business consistent with past practice, accept, receive or allow any customer to make any prepayment related to the Business or the Purchased Assets;

         (vii) except in the ordinary course of business consistent with past practice, waive or release any right of value relating to the Purchased Assets or the Business;

        (viii) permit the Culberson Unit Agreement or any Mineral Interest described in items 1-18 (Culberson County, Texas) on Schedule 3.8(b) to expire or terminate;

          (ix)    settle any court proceedings or other dispute with the State of Texas for  royalties owed where  the terms  of such settlement  would





      increase the future royalty obligations of Pennzoil unless Pennzoil has received the prior approval of FRP;

            (x) take any action that would make any representation and warranty of Pennzoil hereunder inaccurate in any respect at, or as of any time prior to, Closing Date or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; or

          (xi)    agree or commit to do any of the foregoing.

            5.2 Confidentiality. Pennzoil and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business or FRP furnished to Pennzoil or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Pennzoil, (ii) in the public domain through no fault of Pennzoil or (iii) later lawfully acquired by Pennzoil from sources other than FRP; provided that Pennzoil may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Pennzoil of the confidential nature of such information and are directed by Pennzoil to treat such information confidentially. Without limiting the foregoing, Pennzoil will enter into confidentiality agreements with its officers, directors and employees pursuant to which such officers, directors and employees will agree to comply with the foregoing confidentiality obligations. The obligations in this Section 5.2 shall continue upon any termination of this Agreement. If this Agreement is terminated, Pennzoil and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to FRP, upon request, all documents and other materials, and all copies thereof, obtained by Pennzoil or its Affiliates or on their behalf from FRP in connection with this Agreement that are subject to such confidence.

            5.3 Access to Information. (a) From the date hereof until the Closing Date (or, in the case of information relating to Other Sulphur Properties, until the date six months after the Closing Date), Pennzoil (i) will give FRP, its counsel, financial advisors, auditors and other authorized representatives full access during normal business hours to the offices, properties, books and records of Pennzoil relating to the Business, (ii) will furnish to FRP, its counsel, financial advisors, auditors and other authorized representatives such financial, exploration and operating data and other information relating to the Business as such Persons may reasonably request and (iii) will instruct the employees, counsel and financial advisors of Pennzoil to cooperate with FRP in its investigation of the Business; provided that no investigation by FRP or other information received by FRP shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Pennzoil hereunder. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Pennzoil.





            (b) From the date hereof until the Closing Date, Pennzoil will furnish to FRP, (i) within 30 days after the end of each fiscal quarter, the unaudited interim balance sheet for the Business and the related unaudited interim statements of income and cash flows for the Business for that quarter and (ii) within 45 days after the end of a fiscal year, the audited balance sheet for the Business and the related audited statements of income and cash flow for that fiscal year.

            (c) No later than 45 days after the date of this Agreement, Pennzoil will cause the balance sheet for the Purchased Assets and Assumed Liabilities as of December 31, 1993 and the related statement of operations and cash flows for the twelve months then ended to be audited by its independent public accountants and will cause such audited statements to be delivered to FRP. FRP will bear the reasonable expense of the independent public accountants.

            5.4   Notices of Certain  Events.  Pennzoil  shall promptly notify
FRP of:

            (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

         (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Pennzoil or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relate to the consummation of the transactions contemplated by this Agreement; and

          (iv) the damage or destruction by fire or other casualty of any Purchased Asset or part thereof or in the event that any Purchased Asset or part thereof becomes the subject of any proceeding or, to the knowledge of Pennzoil, threatened proceeding for the taking thereof or any part thereof or any right relating thereto by condemnation, eminent domain or other similar governmental action.

            5.5   Noncompetition.  (a)   Pennzoil agrees that for  a period of
five full years  from the Closing Date,  neither it nor any  of its Affiliates shall engage,  either directly or  indirectly, as a  principal or for  its own account  or  solely  or  jointly  with  others,  or  as  stockholders  in  any corporation or joint stock association, in any business that competes with the
Business anywhere  in the  Western Hemisphere;  provided  that nothing  herein shall prohibit  (i) the acquisition by Pennzoil or  any of its Affiliates of a business  (including any  interest in an  oil or  natural gas  field) which is predominantly engaged in a business other than the production or  marketing of sulphur, (ii) Pennzoil's conduct of operations at its facilities in Antwerp so long as sales from such operations are not made in the North  American market,
(iii)  the sale of sulphur recovered by  Pennzoil from the refining of oil and natural gas at facilities owned by it or any Affiliate and (iv) the conduct of





the Business at any time on or after the date that Pennzoil takes title to the Purchased Assets pursuant to the exercise of remedies under the Deed of Trust; provided that, in the case of Section 5.5(a)(i) or Section 5.5(a)(iii) if more than 20% of the sales of any business which Pennzoil or its Affiliates owns or proposes to acquire are attributable to sulphur sales, Pennzoil provides FRP with the opportunity to negotiate on a good faith basis and on reasonable commercial terms for FRP to act as Pennzoil's exclusive marketing agent for the sale of any sulphur produced by the operations of such business.

            (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Pennzoil acknowledges that FRP would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate FRP for any such breach. Pennzoil agrees that FRP shall be entitled to injunctive relief requiring specific performance by Pennzoil of this Section, and Pennzoil consents to the entry thereof.

            5.6  Trademarks; Trade Names. (a)   Except  as  set  forth in  the
other subsections of this Section 5.6, after the Closing, FRP and its affiliates shall not use the name "Pennzoil" or "Duval" or any tradename incorporating the name "Pennzoil" or "Duval"; provided that FRP will have full and unrestricted rights with respect to the "alchemist" symbol used in connection with the Pennzoil Sulphur Company logo. The name "Pennzoil" and "Duval" and any tradename incorporating the name "Pennzoil" or "Duval" shall be referred to, collectively or individually as the context requires, as the "Pennzoil Trade Names".

            (b) After the Closing, FRP shall have the right to sell existing inventory and to use existing packaging, labelling, containers, supplies, advertising materials, brochures, technical data sheets and any similar materials bearing any Pennzoil Trade Name until the earlier of (i) six months after the Closing Date and (ii) the date existing stocks are exhausted.

            (c) FRP agrees to discontinue the use of the Pennzoil Trade Name on buildings, cars, trucks and other fixed assets as soon as practicable after the Closing and in no event later than six months after the Closing.

            5.7 Environmental Obligations. In addition to Pennzoil's obligations under this Agreement as to Environmental Liabilities generally, with respect to those environmental conditions specifically set forth in this
Section 5.7, it is understood and agreed that:





            (a) Pennzoil shall be responsible for any and all costs and expenses incurred in connection with any investigation, assessment, testing, clean-up, remediation, removal, containment, disposal, treatment or monitoring, including any costs for capital expenditures associated therewith (the "Remedial Activities"), in connection with the following:

                  (i) the scrap sulphur located at the Michigan Vent area at the Culberson Facility, provided however that Pennzoil shall have no environmental obligations if FRP disposes of sulphur materials at such area after the Closing Date;

                (ii) the solid waste landfill located on property owned by the State of Texas adjacent to the Culberson Facility;

               (iii) compliance with any future National Pollutant Discharge Elimination System permit limitations on copper in stormwater at the Galveston Facility resulting from elevated concentrations of copper in existence as of the Closing Date; and

                (iv) any barium, radium or gross alpha contamination at the Tampa Facility.

      (Sections 5.7(a)(i) to 5.7(a)(iv), the "Known Remedial Conditions").

            (b) Pennzoil shall be responsible for any and all liabilities associated with:

            (x) any stormwater runoff and wastewater within or adjacent to the vat sulphur storage area at the Galveston Facility and any sludge that is generated through the treatment of such waters (the "Generated Materials"); and

            (y)   the operation  of  the  vat sulphur  storage  area  and  the adjacent vat drainage collection and treatment system (the "Storage Area"; collectively with the Generated Materials, the "Galveston Environmental Operations");

arising under the Resource Conservation and Recovery Act as in effect on the Closing Date (including any rules and regulations promulgated thereunder as of such date) ("RCRA"), provided that the parties agree as follows:

            (i) If the Generated Materials and the Galveston Environmental Operations are in compliance with RCRA, as of the Closing Date, and a change in the operation of the Storage Area by FRP after the Closing Date as compared with the operation of such area by Pennzoil prior to the Closing Date results in noncompliance with RCRA, FRP will be responsible for any liabilities associated with such noncompliance.

            (ii)  FRP  shall be  responsible  for payment  of operating  costs after  the Closing Date  in connection with  the Galveston Environmental
      Operations  as part  of the  Assumed Liabilities,  provided that  to the extent such costs  are greater  than the historical  operating costs  of
      Pennzoil in  connection with the Galveston  Environmental Operations for





      the two years prior to the date hereof, Pennzoil shall be responsible for any such increased amounts.

            (iii) If, as of the Closing Date, the Galveston Environmental Operations are not in compliance with RCRA and Pennzoil's obligations pursuant to this Section 5.7(b) are increased as a result of the operation of the Storage Area by FRP after the Closing Date in a manner that is not substantially similar to the operation of the Storage Area by Pennzoil prior to the Closing Date, FRP shall be responsible for the amount by which such obligations have been increased.

            (iv) FRP shall, within a reasonable time period after the Closing Date, conduct a compliance review of the Galveston Environmental Operations. If, after conducting such review, FRP determines that the Generated Materials or the Galveston Environmental Operations are not in compliance with RCRA, then FRP will consult and cooperate with Pennzoil (in coordination with governmental agencies and personnel) in good faith to resolve the problem in a mutually satisfactory and cost effective manner consistent with prudent business practices. If, after such consultations, FRP reasonably determines that expenditures are necessary in order for the Galveston Environmental Operations to be in compliance with RCRA, FRP shall, after consultation with Pennzoil and taking into account the cost effectiveness of any proposed solution, perform any appropriate measures (including without limitation any Remedial Activities and any necessary construction or installation of control equipment) to put the Generated Materials and the Galveston Environmental Operations into compliance with RCRA, and Pennzoil shall reimburse FRP for such expenditures up to a maximum of $2,000,000 promptly upon submission of invoices and any other supporting documentation that Pennzoil may reasonably request. If the measures performed by FRP require expenditures in excess of $2,000,000, the parties shall split such costs equally and Pennzoil shall reimburse FRP for Pennzoil's share promptly upon the submission of the documentation identified in the preceding sentence.

            (v) If the Generated Materials and the Galveston Environmental Operations remain in compliance with RCRA three years after completion of all appropriate measures, if any are required, in accordance with the provisions of Section 5.7(b)(iv), Pennzoil shall have no further liability in connection with noncompliance with RCRA at the Galveston Environmental Operations.

            (vi) To the extent any fines or penalties are imposed on FRP or its Affiliates after the Closing Date in connection with any noncompliance with RCRA of the Galveston Environmental Operations at the time of Closing, notwithstanding anything herein to the contrary, Pennzoil shall be responsible for all such fines or penalties and no such fines or penalties shall be included in the cost allocation described in Section 5.7(b)(iv).

            (vii)   As used herein,  the term "in  compliance with RCRA" means that (A) the Generated Materials are not a "hazardous waste" pursuant to
      RCRA, (B)  the Galveston Environmental  Operations are exempt  from RCRA permitting requirements, regardless  of whether the Generated  Materials





      are   a  "hazardous  waste"  pursuant  to  RCRA  or  (C)  the  Galveston
      Environmental Operations and the Generated Materials are otherwise in compliance with RCRA (including RCRA permitting requirements).

            (c) With respect to Known Remedial Conditions and any other environmental condition forming the basis for a claim for indemnification pursuant to Section 11.2(a)(iv), FRP shall notify Pennzoil of the assertion of any such claim. Other than in connection with conditions identified in
Section 5.7(b), Pennzoil shall have the right to conduct Remedial Activities itself or reimburse FRP for performing such Remedial Activities and Pennzoil shall provide FRP with prompt notification of any such decision.

            (d) If Pennzoil elects to perform any such Remedial Activities, Pennzoil shall implement such Remedial Activities in a timely fashion and in accordance with applicable Environmental Laws. FRP agrees to provide Pennzoil with access to the facility at which such Remedial Activities are to be conducted, and shall cooperate with Pennzoil and Pennzoil's agents in the performance of any such Remedial Activities, provided that Pennzoil shall not unreasonably interfere with the operation of FRP's business at such facility and shall use its best efforts to minimize impairment to the value of FRP's property. Pennzoil agrees to (i) prepare any necessary or appropriate remedial plans and afford FRP a reasonable opportunity to review such plans prior to their completion and, prior to the finalization of any such plan, consider FRP's comments and suggestions in good faith, (ii) furnish FRP with copies of any test results, environmental reports and investigations and correspondence between Pennzoil and the applicable Governmental Authorities and (iii) indemnify FRP and its Affiliates against (A) any and all fines or penalties; (B) any damage to property; and (C) any claims, actions, suits and other proceedings, damages, liabilities, costs and expenses sought by any third party (whether or not an agent or employee of Pennzoil), in each case as a result of the activities of Pennzoil, its agents or its contractors in managing, controlling or implementing any Remedial Activities.

            (e)   If  Pennzoil  elects  not   to  perform  any  such  Remedial
Activities, FRP shall perform or cause to be performed such Remedial Activities in a timely fashion and in accordance with applicable Environmental Laws. FRP agrees to (i) prepare any necessary or appropriate remedial plans (taking into account the cost effectiveness of any proposed remedy or remedial activity) and afford Pennzoil a reasonable opportunity to review such plans prior to their completion, and, prior to the finalization of any such plan, consider FRP's comments and suggestions in good faith and (ii) furnish Pennzoil with copies of any test results, environmental reports and investigations and correspondence between FRP and the applicable Governmental Authorities. Pennzoil shall reimburse FRP for all reasonable costs and expenses actually incurred by FRP or its Affiliates in connection with the performance of such Remedial Activities promptly upon the submission of invoices and any other supporting documentation that Pennzoil may reasonably request.

            (f)   Notwithstanding anything in this  Agreement to the contrary,
Pennzoil  shall not be responsible  for performing any  Remedial Activities or reimbursing  or indemnifying FRP or its Affiliates for any Remedial Activities
unless Pennzoil or FRP or its  Affiliates is required to perform such Remedial
Activities (i) pursuant to  any Environmental Law or (ii) by  any Governmental





Authority (other than Remedial Activities in connection with Section 5.7(b), as to which this Section 5.7(f) shall not apply).
            5.8 Damage, Destruction or Condemnation. If prior to the Closing there occurs any damage to or destruction of any Purchased Asset or part thereof by fire or other casualty or any taking of any Purchased Asset or part thereof or right relating thereto by condemnation, eminent domain or other similar governmental action, Pennzoil and FRP agree, in addition to any other rights that either party may have under this Agreement, that:

            (a) all condemnation awards or similar payments relating to any such taking and any and all rights thereto shall constitute part of the Purchased Assets and shall be transferred to FRP pursuant to this Agreement; and

            (b) subject to the provisions in Section 12.1(d), in the event of any such fire or other casualty, Pennzoil shall be obligated at its sole cost and expense, (i) and as promptly as reasonably practicable, to repair or replace the damaged or destroyed Purchased Assets to restore them to the condition they were in prior to the damage or destruction or
      (ii) if the parties agree, which agreement shall not be unreasonably withheld, to provide at Closing in immediately available funds an amount sufficient to enable FRP to carry out the repair or replacement, in either case whether or not any insurance proceeds relating to such damage or destruction are received by Pennzoil, and whether or not any such insurance proceeds received by Pennzoil are sufficient for such purpose. Pennzoil shall be entitled to retain any insurance proceeds relating to any such damage or destruction to pay for the cost of such restoration. Pennzoil shall cause such restoration to be completed promptly, but in no event later than 90 days after the applicable casualty event, shall pay the entire cost of such restoration, and shall cause any and all mechanics', materialmen's and other liens relating thereto to be paid and discharged the record promptly, but in no event less than 20 days after the completion of such restoration. Pennzoil agrees that its obligation under this Section 5.8 to repair or replace any Purchased Asset shall continue after the Closing (and Pennzoil shall be responsible for obtaining and maintaining insurance in amounts and covering risks that Pennzoil customarily obtains) for all Purchased Assets (including inventory and transportation equipment such as rail cars, barges, tankers, marine vessels, trucks and other vehicles) that are in transit or in the process of being transported on the Closing Date, in each case until such Purchased Assets reach their appointed destinations.

            5.9 Gas Supply. Pennzoil agrees to supply to FRP upon FRP's request for use at the Culberson Facility all or any portion of the natural gas that is the subject of a gas purchase contract with Texaco Inc., dated July 11, 1984 (relating to the D.C. Ponder Gas Unit and the Williams Gas Unit located in Ward County, Texas). Pennzoil agrees to charge FRP the same rate for the provision of natural gas as is charged by Texaco Inc. under the above mentioned contract.

            5.10 Transition Services Agreement. Pennzoil agrees to continue to operate the Purchased Assets in accordance with and pursuant to the Transition Services Agreement.






                                   ARTICLE 6

                               COVENANTS OF FRP

            FRP agrees that:

            6.1   Confidentiality.   Prior to the  Closing Date and  after any
termination of this Agreement, FRP and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business or Pennzoil furnished to FRP or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by FRP, (ii) in the public domain through no fault of FRP or (iii) later lawfully acquired by FRP from sources other than Pennzoil; provided that FRP may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by FRP of the confidential nature of such information and are directed by FRP to treat such information confidentially. If this Agreement is terminated, FRP and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Pennzoil, upon request, all documents and other materials, and all copies thereof, obtained by FRP or its Affiliates or on their behalf from Pennzoil in connection with this Agreement that are subject to such confidence.

            6.2 Marketing Solid Sulphur. (a) Prior to the Closing, the parties will retain Saybolt (or, if Saybolt is not available, another independent surveyor selected by the parties) to conduct a survey of the amount of solid sulphur inventory above the Base Pad Sulphur at the Galveston Facility using procedures approved by the parties. The surveyed volume components will be multiplied by the densities of solid sulphur for each volume component, as are proposed by the independent surveyor and approved by the parties, to derive the weight of the solid sulphur. The sum of the weights of all the component volumes shall be referred to as the "Solid Sulphur Amount".

            (b) The parties agree that an amount of solid sulphur equal to the Solid Sulphur Amount will be marketed on the following terms:

            (i) On or before the date 90 days after the Closing (the "Solid Sulphur Option Date"), Pennzoil will have the right to sell any amount of solid sulphur up to the Solid Sulphur Amount outside the United States. On or before the Solid Sulphur Option Date, Pennzoil will notify FRP in writing as to the proportion of the Solid Sulphur Amount with respect to which it has exercised such right, together with the loading schedule for such solid sulphur. Pennzoil will pay FRP $3.50 per ton for loading the solid sulphur sold by Pennzoil pursuant to this
      Section 6.2(b)(i).





            (ii) During each of the ten Quarterly Periods beginning with the first Quarterly Period to commence 90 days after the Solid Sulphur Option Date, FRP shall purchase solid sulphur equal to one-tenth of the Solid Sulphur Amount that has not been nominated for sale by Pennzoil as provided in Section 6.2(a) (the "Purchase Amount"), provided that FRP will have the right to increase the amount purchased in any Quarterly Period (A) up to an amount equal to two-tenths of the Solid Sulphur Amount under the payment conditions set out in Section 6.2(b)(iii) or
      (B) above an amount equal to two-tenths of the Solid Sulphur Amount so long as the parties have agreed upon a price for the amount of sulphur which is greater than two-tenths of the Solid Sulphur Amount, in either case with the amount of the increase above the Purchase Amount for such Quarterly Period being applied to reduce equally the Purchase Amount in each of the remaining Quarterly Periods.

            (iii) On the date 45 days after the end of each of the ten Quarterly Periods, FRP will pay to Pennzoil an amount equal to the product of:

                  (A) the greater of (x) the Purchase Amount for such Quarterly Period and (y) the amount of solid sulphur that FRP has elected to purchase pursuant to Section 6.2(b)(ii) and

                 (B) the Tampa Average Sulphur Price for such Quarterly Period less $25.00 (or, in the case of sulphur sold as contemplated by Section 6.2(b)(iii)(B), such other price as the parties have agreed). Each payment pursuant to this Section 6.2 shall be made in accordance with the requirements of Section 2.7, and subject to payment of interest on any late payment calculated as provided therein.

            6.3 Prepaid Expenses. No later than 10 days prior to the Closing Date, Pennzoil will deliver to FRP a schedule of all prepaid expenses attributable to the Business. Prior to the Closing Date, Pennzoil will provide FRP with such information as it may reasonably request with respect to the items listed on that schedule, FRP and Pennzoil will consult in good faith to resolve any issues raised by FRP as to whether the items listed on that schedule will be available to FRP after the Closing Date and as to the amount of such items. On the Closing Date, FRP will pay to Pennzoil, in accordance with Section 2.7, the amount of all such prepaid expenses that the parties have agreed will be available to FRP after the Closing.


                                   ARTICLE 7

                           COVENANTS OF BOTH PARTIES

            FRP and Pennzoil agree that:

            7.1   Best Efforts; Further Assurances.   (a) Subject to the terms
and conditions  of this Agreement,  FRP and  Pennzoil will each  use its  best efforts to take, or  cause to be taken, all actions and to  do, or cause to be done,  all things necessary or  desirable under applicable  Laws to consummate
the transactions contemplated by this Agreement.   FRP and Pennzoil each agree





to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable (including without limitation communicating and negotiating with any appropriate Governmental Authority) in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in FRP Good Title to the Purchased Assets. In addition, the parties will fully cooperate with each other and will use all reasonable efforts to investigate the transferability of all Permits and to ensure the transfer to FRP of all transferable Permits. For non-transferable Permits, FRP will use all reasonable efforts to seek to obtain new Permits.

            (b) Pennzoil agrees that, effective as of the Closing Date, FRP and its successors and assigns shall have the right (i) to collect for the account of FRP any items of Purchased Assets and (ii) to institute and prosecute all proceedings which FRP may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Pennzoil agrees to cooperate fully in such efforts. FRP shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

            (c) Pennzoil and FRP undertake to make such filings as are required pursuant to the HSR Act as soon as practicable after the date of this Agreement.

            7.2 Certain Filings. Pennzoil and FRP shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

            7.3 Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

            7.4  Proration.   (a)   All  sewer, water,  electricity and  other
utility  charges,  rentals (including  those  under  equipment leases),  other contractual  payments and  like items  (including without  limitation security deposits  and prepayments, but excluding Taxes, which are addressed in Section
8.3(b)  and excluding the royalty  obligations which are  addressed in Section
7.4(b))  with respect  to the  Purchased Assets  shall be  apportioned between
Pennzoil and FRP based on the number of days of  the applicable billing period on or prior to  the Closing Date and the  number of days of such  period after the Closing  Date.  Pennzoil shall  be liable for the  proportionate amount of such payments and  charges that is attributable to  the period on or  prior to the Closing Date, and FRP shall be liable for the proportionate amount of such payments and charges  that is  attributable to  the period  after the  Closing





Date. Notwithstanding the previous sentence, Pennzoil shall be liable for all costs associated with inventory in transit at the time of the Closing.

            (b) Except as otherwise provided in this Agreement, royalty obligations with respect to the Purchased Assets shall be apportioned between Pennzoil and FRP as of the Closing Date. Subject to the provisions of Section 2.3(c), royalty obligations in respect of sulphur production that occurs prior to the time of Closing shall be Pennzoil's responsibility; any royalty obligations in respect of sulphur production that occurs after the time of Closing shall be FRP's responsibility.

            (c)   With respect  to the amounts  to be prorated  as provided in
Section 7.4(a), Pennzoil shall pay all such amounts as they become due and shall provide FRP with a statement in reasonable detail showing the amounts paid and its proration calculation, together with such supporting evidence as is reasonably necessary to calculate such amounts. FRP shall reimburse Pennzoil for such amounts in accordance with the terms of the Transition Services Agreement.


                                   ARTICLE 8

                                  TAX MATTERS

            8.1 Tax Definitions. The following terms, as used herein, have the following meanings:

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the Closing Date.

            "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

            "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge or any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

            8.2 Tax Matters. Pennzoil hereby represents and warrants to FRP that:

            (a) Pennzoil has timely paid all Taxes, and all interest and penalties due thereon and payable by it for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in FRP becoming liable or responsible therefor.





            (b) Pennzoil has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in FRP becoming liable therefor.

            8.3 Tax Cooperation: Allocation of Taxes. (a) FRP and Pennzoil agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Pennzoil and FRP shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.3(a).

            (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Pennzoil and FRP based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Period. Pennzoil shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and FRP shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

            (c) With respect to the amounts of taxes to be prorated as provided in Section 8.3(b), Pennzoil shall pay all such amounts as they become due and shall provide FRP with a statement in reasonable detail showing the amounts paid and its proration calculation, together with such supporting evidence as is reasonably necessary to calculate such amounts. FRP shall reimburse Pennzoil for such amounts in accordance with the terms of the Transition Services Agreement.

            (d) Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to FRP and any recording or filing fees with respect thereto shall be the responsibility of Pennzoil.


                                   ARTICLE 9

                               EMPLOYEE BENEFITS

            9.1 Employee Benefits Definitions. The following terms, as used herein, having the following meanings:

            "ERISA" means the Employee Retirement Income Security Act of 1974,





as amended.

            "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

            9.2    ERISA  Representations.   Pennzoil  hereby  represents  and
warrants to FRP that:

            (a) Schedule 9.2(a) lists each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, (ii) is maintained, administered, contributed or has been contributed to by Pennzoil or any of its Affiliates (as defined below) and (iii) covers any employee of the Business (hereinafter referred to collectively as the "Employee Plans"). With respect to each Employee Plan, Pennzoil has provided a true and complete copy of such plan document, the most recently filed Form 5500 and an accurate summary description of such plan. Pennzoil has provided FRP with, or has caused to be provided to FRP, complete actuarial data (including age, salary, service and related data) as of the most recent practicable date for employees of the Business.

            (b) Schedule 9.2(b) includes a list of each employment, severance or other similar contract, arrangement, practice or policy (written or oral) and each plan or arrangement (written or oral) providing for group health or other insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Pennzoil or any of its Affiliates and (iii) covers any employee of the Business. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been made available or furnished previously to FRP are hereinafter referred to collectively as the "Benefit Arrangements."

            (c) Except as disclosed in writing to FRP prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether written or not written) by Pennzoil or any of its Affiliates relating to, or change in employee participation, benefits or coverage under, any Employee Plan or Benefit Arrangement which, on a monthly per employee basis, would increase the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred, on a monthly per employee basis, in respect thereof for the most recent prior fiscal year.

            (d) The Purchased Assets are not now nor will they after the passage of time be subject to any Lien imposed under Code Section 412(n) by reason of the failure of Pennzoil or its Affiliates to make timely installments or other payments required by Code Section 412.

            (e)   No  Transferred  Employee   will  become  entitled  to   any





      retirement, severance or similar benefit or enhanced benefit for which FRP could be responsible pursuant to Section 9.4(a)(ii) solely as a result of the transactions contemplated hereby.

            9.3 Employees and Offers of Employment. (a) At any time on or after the Closing Date, FRP shall have the right at its sole discretion to offer employment to any or all active employees of the Business; provided, that FRP may terminate at any time after the Closing Date the employment of any employee who accepts such offer. FRP agrees to notify Pennzoil as soon as is reasonably practicable for FRP in light of its business objectives, and in any event within six months of the Closing Date, of the names of active employees of the Business to whom FRP intends to offer employment and FRP will offer employment to such employees within the six-month period. For purposes of this Article 9, the term "active employee" shall mean any Person who, on the Closing Date, is actively employed by Pennzoil or who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing Date (FRP will have the right at its sole discretion to offer such inactive employees employment at any time on or after the date they return to active employment with Pennzoil), but shall exclude any other inactive or former employee including any Person who has been on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment, retired or died on or before the Closing Date. Any such offers shall be at such salary or wage and benefit levels and on such other terms and conditions as FRP shall in its sole discretion deem appropriate. Each active employee of the Business who commences employment with FRP on or prior to the termination of the Transition Services Agreement is hereinafter referred to as the "Transferred Employee" and the date on which a Transferred Employee commences employment with FRP shall be referred to as the "Transfer Date" with respect to such Transferred Employee. Pennzoil will not take, and will cause each of its subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with FRP's effort to hire any active employee of the Business; provided, however, that if during that six-month period Pennzoil desires to solicit any active employee of the Business to continue as a Pennzoil employee, Pennzoil will notify FRP, and FRP will not unreasonably withhold its consent to Pennzoil's request. FRP shall not assume responsibility for any Transferred Employee until such employee commences employment with FRP. FRP shall have no obligation to offer employment to any Pennzoil employee. Subject to any contrary provision in the Transition Services Agreement, until such time as a Transferred Employee is hired by FRP and commences employment with FRP, he or she shall remain and shall be considered as a Pennzoil employee, and FRP will have no obligation to such employee for statutory or other purposes.

            9.4  Pennzoil's Employee Benefit Plans.  (a)(i) Subject to Section
9.4(a)(ii),  Pennzoil shall retain  all obligations and  liabilities under the
Employee Plans  and Benefit Arrangements in respect of each employee or former employee  (including  any  beneficiary  thereof)  who  is  not  a  Transferred
Employee.   Except as expressly  set forth  herein, Pennzoil shall  retain all liabilities and obligations under the Employee  Plans and Benefit Arrangements for  each  Transferred Employee  in  respect of  benefits  accrued  as of  the
Transfer  Date for the  Transferred Employee, and  neither FRP nor  any of its
Affiliates shall have any liability with respect thereto.  Accrued benefits or account balances of  each Transferred  Employee under the  Employee Plans  and
Benefit Arrangements qualified under Section 401(a) of the Code shall be fully





vested as of that Transferred Employee's Transfer Date.

         (ii) FRP shall be responsible to Pennzoil for up to a maximum aggregate amount of $8 million in severance pay (as provided for under Pennzoil's existing severance plans), pension and benefit liabilities incurred in connection with existing severance plans and incentive pay under the 1994 IBITDA plan, associated with Pennzoil's active employees of the Business and for which liability is incurred by Pennzoil at any time from the Closing Date until the later of the date nine months after the Closing Date or the expiration of the Transition Services Agreement ("Personnel Costs"). The parties agree that if FRP terminates any Transferred Employee on or prior to the date nine months after the Closing, such Transferred Employee will be entitled to the same severance payment that he would have received from Pennzoil (as provided for under Pennzoil's existing severance plans) if he had not accepted employment with FRP, and the amount of such payments shall constitute Personnel Costs for all purposes of this Agreement. On the day nine months after the Closing Date, FRP shall calculate the cumulative amount of such Personnel Costs. If the Personnel Costs amount to less than $8 million, FRP shall pay Pennzoil the Personnel Costs, and in addition, 50 percent of the amount calculated by subtracting the Personnel Costs from $8 million. Pennzoil shall be responsible for any portion of the Personnel Costs that exceeds $8 million, provided that Pennzoil will not be responsible for any portion of such excess that results from stay bonuses (other than those paid at Pennzoil's direction) or other increases in benefits implemented by FRP after the Closing Date. Likewise, FRP shall not be responsible for any increase in benefits implemented by Pennzoil after the Closing Date.

            (b) With respect to each Transferred Employee (including any beneficiary or dependent thereof), Pennzoil shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to that Transferred Employee's Transfer Date, (ii) all liabilities and obligations arising under any worker's compensation arrangement to the extent such liability or obligation relates to the period prior to that Transferred Employee's Transfer Date, including liability for any retroactive workman's compensation premiums attributable to such period and (iii) all other liabilities and obligations arising under the Employee Plans and the Benefit Arrangements to the extent any such liability or obligation relates to the period prior to that Transferred Employee's Transfer Date, including proportional accruals through that Transfer Date and including without limitation liabilities and obligations in respect of accruals through that Transfer Date under any bonus plan or arrangement, any vacation plans, arrangements and policies.

            (c) FRP will recognize Pennzoil service for Transferred Employees for the purposes of (i) vesting in FRP's 401(k) and pension plans,
(ii) vacation eligibility, (iii) service award eligibility, (iv) wage and salary continuation and (v) severance benefits. FRP will not recognize Pennzoil service for Transferred Employees for purposes of pension accruals and for determining eligibility for retiree medical, dental or other retiree coverage.





            (d) Subject to the provisions of Section 9.4(e), after the Transfer Date, Transferred Employees and their dependents shall be covered under FRP's medical insurance policies without any exclusions for pre-existing medical conditions or other retiree coverage. Co-payments and deductibles of Transferred Employees under Pennzoil's medical insurance policies shall be credited against co-payment and deductible requirements under FRP's medical insurance policies.

            (e) With respect to any Transferred Employee (including any beneficiary or dependent thereof) who enters a hospital or is on short-term disability under any Benefit Arrangement on or prior to that Transferred
Employee's Transfer Date and continues in a hospital or on short-term disability after that Transfer Date, Pennzoil shall be responsible for claims and expenses incurred both before and after that Transfer Date in connection with such Person, to the extent that such claims and expenses are covered by a Benefit Arrangement, until such time, (if any) that, in the case of a Transferred Employee, such Person resumes full-time employment with FRP or one of its Affiliates and, in the case of any beneficiary or dependent of a
Transferred Employee, such Person's hospitalization has terminated. With respect to any Benefit Arrangements covering medical expenses and other costs relating to pregnancies and maternity leave, Pennzoil shall be responsible for all claims (whether or not reported) and expenses incurred during the period prior to and ending on that Transfer Date, and FRP or one of its Affiliates shall be responsible for such benefit arrangements covering such pregnancies and maternity leave for the period subsequent to that Transfer Date.

            9.5 Continuation of Certain Administrative Services and Insurance Coverage. The parties agree that Pennzoil will continue certain administrative services and continue to provide insurance coverage after the Closing Date to the extent provided in and in accordance with the provisions of the Transition Services Agreement.

            9.6 WARN Act. The parties agree to cooperate in good faith to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement. FRP will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees. Pennzoil will be responsible for providing any notification that may be required under the WARN Act with respect to any employees of the Business that are not Transferred Employees, provided that FRP has given sufficient notice to enable Pennzoil to provide such timely notification. If FRP fails to provide sufficient notice, FRP shall be liable for any additional expenditure resulting from the failure to provide notification required under the WARN Act with respect to any employees of the Business.

            9.7  No Third Party  Beneficiaries.  No provision of  this Article shall create  any third party beneficiary  or other rights in  any employee or former employee (including  any beneficiary or dependent  thereof) of Pennzoil or  of any of its subsidiaries in  respect of continued employment (or resumed employment) with either  FRP or the Businesses or any  of their Affiliates and no  provision of  this Article  9 shall  create any  such rights  in any  such
Persons  in  respect of  any  benefits  that  may  be  provided,  directly  or indirectly, under  any Employee  Plan or  Benefit Arrangement  or any  plan or
arrangement  which may be  established by  FRP or any  of its Affiliates.   No





provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of FRP or any of its Affiliates.


                                  ARTICLE 10

                             CONDITIONS TO CLOSING

            10.1     Conditions  to  the  Obligations  of  Each  Party.    The
obligations of FRP and Pennzoil to consummate the Closing are subject to the satisfaction of the following conditions:

            (a)   Any applicable waiting period under the HSR Act  relating to
      the  transactions  contemplated  hereby   shall  have  expired  or  been
      terminated.

            (b) No provision of any applicable Law shall (i) prohibit the consummation of the Closing or (ii) restrain, prohibit or otherwise interfere with the effective operation or enjoyment by FRP of all or any material portion of the Purchased Assets.

            (c) No proceeding challenging this Agreement or the transactions contemplated hereby, seeking to prohibit, alter, prevent or materially delay the Closing or otherwise relating to the Purchased Assets or to the conduct of the Business after the Closing Date shall have been instituted by any Person before any arbitrator or Governmental Authority and be pending.

            (d) Each of FRP and Pennzoil shall have executed and delivered to the other party (i) the Deed of Trust, (ii) the Transition Services Agreement and (iii) each other deed, certificate, agreement or other document contemplated by this Agreement.

            10.2 Conditions to Obligation of FRP. The obligation of FRP to consummate the Closing is subject to the satisfaction of the following further conditions:

            (a)(i) Pennzoil shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Pennzoil contained in this Agreement and in any certificate or other writing delivered by Pennzoil pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) FRP shall have received a certificate signed by the President, the Group Vice President Sulphur or the Group Vice President Accounting and Controller of Pennzoil to the foregoing effect.

            (b) Pennzoil shall have received all Required Consents and all consents, authorizations or approvals from the Governmental Authorities referred to in Section 3.3, in each case in form and substance reasonably satisfactory to FRP, and no such consent, authorization or approval shall have been revoked.





            (c) Any title reports that FRP shall have elected to receive with respect to the Real Property and Mineral Interests shall disclose no Liens or defects in title that would prevent FRP from acquiring Good Title to the Real Property and Mineral Interests.

            (d) FRP shall have received all documents it may reasonably request relating to the existence of Pennzoil and the authority of Pennzoil for this Agreement, all in form and substance reasonably satisfactory to FRP.

            (e) FRP shall have received the consent of its credit facility banks to incur the obligations contemplated hereby and to establish the Liens created in the Deed of Trust.

            (f) All Permits reasonably necessary for the operation of the Business (other than the Excluded Assets) shall have been transferred to FRP prior to the Closing Date (with the only change being the identity of the holder thereof) or FRP shall be satisfied, in its reasonable judgment, that (i) such Permits can be transferred within six months subsequent to the Closing Date (with the only change being the identity of the holder thereof) or (ii) FRP shall be able to obtain new Permits reasonably necessary for the operation of the Business (other than the Excluded Assets) within such period with substantially similar terms (and requiring FRP to expend similar amounts) to those of the Permits in effect prior to the Closing Date, and provided that in the case of Permits to be transferred or obtained in accordance with the provisions of clauses (i) and (ii), FRP shall be satisfied, in its reasonable judgment, that no fines or penalties shall be imposed on FRP as a result of operating without such a Permit that will not be reimbursed by Pennzoil and FRP shall be able to operate the Business (other than the Excluded Assets) during such six-month period without any delay or interruption attributable to operating without any such Permit.

            10.3  Conditions  to Obligation  of Pennzoil.   The obligation  of
Pennzoil to consummate the Closing is subject to the satisfaction of the following further conditions:

            (a)(i) FRP shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of FRP contained in this Agreement and in any certificate or other writing delivered by FRP pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and
      (iii) Pennzoil shall have received a certificate signed by the President or Chief Financial Officer of FRP to the foregoing effect.

            (b) FRP shall have received all consents, authorizations or approvals from the Governmental Authorities referred to in Section 4.3, in each case in form and substance reasonably satisfactory to Pennzoil, and no such consent, authorization or approval shall have been revoked.

            (c)   Pennzoil shall have received all documents it may reasonably request relating  to the existence of  FRP and the authority  of FRP for this  Agreement, all in  form and  substance reasonably  satisfactory to





      Pennzoil.


                                  ARTICLE 11

                           SURVIVAL; INDEMNIFICATION

            11.1 Survival. (a) The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not be limited or affected by any investigation undertaken by either party hereto, and shall survive the Closing until the second anniversary of the Closing Date or (i) in the case of Sections 3.1, 3.2, 4.1 and 4.2, indefinitely, (ii) in the case of Section 3.20(a), until the fifth anniversary of the Closing and
(iii) in the case of the representations and warranties relating to Taxes or contained in Article 9, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later, and shall thereafter terminate, together with any associated right of indemnification pursuant to Section 11.2(a)(i). Notwithstanding the preceding sentence any representation or warranty in respect of which indemnity may be sought under Section 11.2(a)(i) and the associated right of indemnification under Section 11.2(a)(i), shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, with respect to any matter identified in a notice (which notice shall identify the representation or warranty claimed to have been breached or to have been inaccurate, and shall state with reasonable particularity the nature of the asserted breach or inaccuracy) given prior to such time to the party against whom such indemnity may be sought.

            (b) Except as expressly provided in this Agreement, the covenants and agreements of the parties hereto contained in this Agreement (including without limitation the obligation to make Quarterly Installment Payments) or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not be limited or affected by any investigation undertaken by either party hereto, and shall survive indefinitely together with any associated right of indemnification. Without limiting the generality of the preceding sentence, the indemnification obligation of Pennzoil pursuant to Section 11.2 with respect to Excluded Liabilities (other than Environmental Liabilities) shall survive indefinitely whether or not the Excluded Liability involves any misrepresentation or breach of warranty by Pennzoil under Article 3.

            (c)   Except as  provided in  Section 5.7(b),  the indemnification obligation of  Pennzoil for Environmental  Liabilities shall survive  for five years  after the Closing  Date (other than  in connection with  Known Remedial
Conditions,  as  to which  the  indemnification obligation  of  Pennzoil shall survive  indefinitely and  shall include  all future changes  in Environmental
Laws), provided that if within such  five-year period FRP notifies Pennzoil of the  existence  of  any  Environmental  Liability  that  requires  remediation
(whether  at  the  time  of  notification  or  at  some  future   date)  under
Environmental  Laws in effect at the time of such notification, Pennzoil shall indemnify FRP and its Affiliates for all Losses incurred or suffered by FRP or its  Affiliates  in  connection  with such  Environmental  Liability  and,  in accordance  with  the  provisions  of  Section  5.7 relating  to  remediation,





Pennzoil shall be responsible for all Remedial Activities relating to any such Environmental Liability (including Remedial Activities that might be required due to changes in Environmental Laws after such five-year period) and such obligations shall survive indefinitely.

            11.2 Indemnification. (a) Pennzoil hereby indemnifies FRP and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation (including the cost of environmental consultants, engineers or technical personnel) and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Loss") incurred or suffered by FRP or any of its Affiliates arising out of or in connection with:

            (i) any misrepresentation or breach of warranty by Pennzoil under this Agreement, provided, however, that Pennzoil shall be liable only if the aggregate amount of any such Losses exceeds $500,000 and provided further that for purposes of making such calculation the representation set forth in Section 3.20(a)(iv) shall be read without any materiality qualification (the "FRP Retention") and then only to the extent of such excess;

           (ii) any breach of any covenant or agreement made or to be performed by Pennzoil pursuant to this Agreement;

          (iii) the failure of Pennzoil to discharge or perform any Excluded Liability;

           (iv) subject to and consistent with the provisions of Section 5.7, any Environmental Liabilities; or

            (v) any liability to the State of Texas for royalties owed as a result of sulphur production carried out prior to the Closing.

The FRP Retention shall not apply to Losses covered by Subsections 11.2(a)(ii) through 11.2(a)(v) above whether or not such Losses are also covered by
Section 11.2(a)(i).

            (b) FRP hereby indemnifies Pennzoil and its Affiliates against and agrees to hold each of them harmless from any and all Loss incurred or suffered by Pennzoil or any of its Affiliates arising out of or in connection with any misrepresentation or breach of warranty, covenant or agreement made or to be performed by FRP pursuant to this Agreement.

            11.3  Procedures.  The party seeking indemnification under Section
11.2  (the "Indemnified  Party") agrees  to give  prompt  notice to  the party against whom indemnity is  sought (the "Indemnifying Party") of  the assertion of any claim, or the commencement of any suit, action or proceeding in respect of  which indemnity may be sought under  such Section.  The Indemnifying Party may, and  at the request  of the Indemnified  Party shall, participate  in and control the defense of any such suit, action or proceeding at its own expense.
The  Indemnifying  Party  shall  not  be liable  under  Section  11.2  for any settlement effected without its consent of any claim, litigation or proceeding
in  respect of which  indemnity may  be sought hereunder.   In addition,  if a





claim for indemnification for Environmental Liabilities involves Remedial Activities, such claim shall be processed in accordance with the applicable provisions of Section 5.7.


                                  ARTICLE 12

                                  TERMINATION

            12.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

            (a)   by mutual written agreement of Pennzoil and FRP;

            (b) by either Pennzoil or FRP if the Closing shall not have been consummated on or before December 31, 1995;

            (c) by either Pennzoil or FRP if there shall be any Law that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; or

            (d) by either Pennzoil or FRP if there shall occur any damage to or destruction of any Purchased Asset or part thereof by fire or other casualty if, in any such case, the cost of repair or replacement of the damaged or destroyed Purchased Assets (net, in the case of Pennzoil, of the estimated insurance proceeds related thereto) exceeds $2,000,000; provided, however, that Pennzoil may not terminate this Agreement pursuant to this Section 12.1(d) if FRP waives Pennzoil's obligations pursuant to Section 5.8(b) in connection with the event of destruction of or damage to any Purchased Assets.

            The party desiring to terminate this Agreement pursuant to Sections 12.1(b), 12.1(c) or 12.1(d) shall give notice of such termination to the other party.

            12.2 Effect of Termination. If this Agreement is terminated as permitted by Section 12.1, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party, failure to perform a covenant of this Agreement or breach by either party to this Agreement of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Losses incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 5.2, 6.1 and 13.3 shall survive any termination hereof pursuant to Section 12.1.





                                  ARTICLE 13

                                 MISCELLANEOUS

            13.1 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile transmission) and shall be given,


            if to FRP to:

                  Roger T. Baker, Esq.
                  Vice President - Law
                  Freeport-McMoRan Resource Partners,
                    Limited Partnership
                  1615 Poydras Street
                  New Orleans, LA  70112
                  Telecopy: 504-582-4416

                  with a copy to:

                  David W. Ferguson, Esq.
                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY  10017
                  Telecopy: (212) 450-4800

            if to Pennzoil, to:

                  James W. Shaddix, Esq.
                  General Counsel
                  Pennzoil Company
                  Pennzoil Place
                  700 Milam Street
                  Houston, TX  77002
                  Telecopy:

                  with a copy to:

                  Frank W.R. Hubert, Jr., Esq.
                  Baker & Botts, L.L.P.
                  One Shell Plaza
                  Houston, TX  77002
                  Telecopy: (713) 229-1522

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

            13.2    Amendments and  Waivers.    (a)    Any provision  of  this
Agreement  may be amended or waived prior to the Closing Date if, but only if,





such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            13.3 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

            13.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto except that (i) FRP may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve FRP of its obligations hereunder and (ii) Pennzoil may assign its rights to receive one or more
Quarterly Installment Payments to another Person or Persons, it being understood that FRP shall not be required to make any such payment to any Person other than Pennzoil and that Pennzoil may not transfer or delegate to any other Person any right or obligation to resolve any dispute, amend any provision hereof or exercise or waive any right hereunder, all of which rights or obligations shall be retained solely by Pennzoil.

            13.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE WHERE A PURCHASED ASSET IS LOCATED NECESSARILY MUST BE CONSULTED ON ISSUES RELATED TO THE OWNERSHIP OR TRANSFER OF THAT PURCHASED ASSET.

            13.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

            13.7 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            13.8  Bulk Sales  Laws.  FRP hereby waives compliance  by Pennzoil





with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. Pennzoil agrees to indemnify and hold FRP harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by FRP or any of its affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

            13.9 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                    FREEPORT-McMoRan RESOURCE
                                      PARTNERS, Limited Partnership

                                      By: FREEPORT-McMoRan INC.
                                          Managing General Partner


                                    By__________________________________
                                       Title:  Senior Vice President


                                    PENNZOIL COMPANY



                                           By__________________________________
                                             Title:  Group Vice President--
                                                     Accounting and Controller






                                                                Schedule 1.1



                 INSTALLMENT PAYMENTS TO PENNZOIL

                    Tampa         Deemed
                   Average      Quarterly      Quarterly
                   Sulphur       Volumes      Installment     Inflation
                    Price       (thousands      Payment        Sharing
                   ($/ton)       of tons)       (M$'s)          Ratio


                    $56 or        150               0          0.000
                less

                    $61           165             131          0.094

                    $66           181             524          0.188
                    $71           196             978          0.234

                    $76           212           1,494          0.268
                    $81           227           2,072          0.297

                    $86           243           2,712          0.324

                    $91           258           3,414          0.350
                    $96           274           4,178          0.375

                  $101            289           5,003          0.399
                  $106            304           5,890          0.423

                  $111            320           6,839          0.446

                  $116            335           7,849          0.469
                  $121            351           8,922          0.493

                  $126            366          10,056          0.515
                  $131            382          11,252          0.538

                  $136            397          12,510          0.561

                  $141            413          13,830          0.584
                  $145 or         425          14,930          0.595
                more





                                   AMENDMENT NO. 1
                                          TO
                               ASSET PURCHASE AGREEMENT


          AMENDMENT NO.  1 dated as of  January 3, 1995
to the Asset Purchase Agreement (the  Agreement ) dated
as  of   October  22,  1994   between  Freeport-McMoRan
Resource  Partners  Limited  Partnership,   a  Delaware
limited partnership ("FRP") and Pennzoil Company, a Delaware corporation ("Pennzoil").

                 W I T N E S S E T H :

          WHEREAS, FRP and Pennzoil desire to amend the Agreement as set forth in this Amendment No. 1;

          NOW, THEREFORE, the parties hereto agree as follows:

          1.   Definitions.         Unless    otherwise
specifically  defined herein,  each  term  used  herein
which  is  defined  in  the Agreement  shall  have  the
meaning assigned to  such term in the Agreement.   Each
reference  to  "hereof",   "hereunder",  "herein"   and
"hereby" and each reference to "this Agreement" and each other similar reference contained in the Agreement shall refer to the Agreement as amended by this Amendment No. 1.

          2.  Accounting Adjustment.   The parties have
agreed,  as an  accounting convenience, to  establish a
financial accounting cut-off time (the "Accounting Cut-
Off")  for the transaction of  12:01 a.m. on January 1,
1995.  Accordingly, upon the occurrence of the Closing,
the  parties will  make all  appropriate financial  and
accounting adjustments  (including appropriate payments
to each other and  to third parties) as if  the Closing
had occurred at the Accounting Cut-Off.  In particular,
FRP will be entitled to record and receive (and receive
the  benefit of)  all operating  revenues, inventories,
receivables and prepaid expenses generated from or with
respect to the Purchased Assets (and all obligations of
FRP to reimburse Pennzoil  for royalties as provided in
the  Agreement  shall  commence)  from  and  after  the
Accounting   Cut-Off  and  shall  record  and  pay  all
payables   and   contract   obligations   incurred   in
connection with the Purchased Assets from and after the
Accounting   Cut-Off.     Pennzoil's   cash   and  cash
equivalents  on hand and in banks  as of the Accounting
Cut-Off (except for Petty Cash as of that time) and all
accounts, notes  and other receivables  attributable to
the operation  of the Business prior  to the Accounting
Cut-Off shall  continue to be Excluded  Assets, but all
such items generated on or after the Accounting Cut-Off
shall  be Purchased  Assets.   Similarly,  all accounts
payable  attributable to the  operation of the Business
prior to  the Accounting  Cut-Off shall continue  to be
Excluded   Liabilities,   but   all  accounts   payable
attributable  to the  operation of  the Business  on or
after   the  Accounting   Cut-Off   shall  be   Assumed
Liabilities.   The liquid  sulphur inventory adjustment
contemplated by Section 2.10  of the Agreement shall be
conducted as  of the  Accounting Cut-Off, and  sales of
liquid   sulphur   inventory   (or    other   inventory
constituting   Purchased  Assets)   on  or   after  the
Accounting Cut-Off shall be for the account and benefit
of FRP.  The prepaid expense adjustment contemplated by
Section 6.3  of the Agreement shall be  made in respect
of  prepaid expenses  as they  exist at  the Accounting
Cut-Off.    The  proration  provisions  set   forth  in
Sections  7.4 and 8.3 of the Agreement shall be made as
of the Accounting Cut-Off rather than as of the Closing
Date.   The  first Quarterly  Period shall  commence on
January 1,  1995, and  the last Quarterly  Period shall
end  on the earlier of  December 31, 2014  and the date
specified in clause (v)  of the definition of Quarterly
Period.   The term "Option Date" shall  mean January 1,
1999 and each subsequent third anniversary of the First
Option Date. For all other purposes of the Agreement, including without limitation, determining the Purchased and Excluded Assets and the Assumed and Excluded
Liabilities, compliance with the representations and covenants set forth in the Agreement, responsibility for damage, destruction or condemnation of the assets and satisfaction of the conditions to Closing, the references in the Agreement to the Closing Date shall mean the actual date of the Closing.

          3.  Valuation of Purchased Assets in Florida.
The parties agree that for tax purposes, the portion of the Purchase Price attributable to all Purchased Assets located in the State of Florida shall be deemed to be $966,500.

          4.    Gas  Supply.   Section  2.2(h)  of  the
Agreement is hereby deleted in its entirety, and it is understood that Pennzoil's gas contract with Texaco
Inc. shall be deemed to be added to Schedule 3.12(a) of the Agreement and shall be a "Contract" to be assigned by Pennzoil to FRP at the Closing. Section 5.9 of the Agreement is hereby deleted in its entirety.

          5. Environmental Liabilities. [Review need for provision addressing any supplemental environmental matters such as post-Closing activities of Pennzoil at Galveston and any post-Closing permit transfers.]

          6. Solid Sulphur Amount. Section 6.2(a) of the Agreement is hereby amended and restated to read in its entirety:

               "6.2   Marketing Solid Sulphur.  (a) The
          parties will retain  an independent  surveyor
          acceptable to all of the parties to conduct a
          survey  of  the   amount  of  solid   sulphur
          inventory above the Base Pad Sulphur at the Galveston Facility using procedures approved by the parties, such survey to be completed within 90 days of the Closing. The surveyed volume components will be multiplied by the densities of solid sulphur for each volume component, as are proposed by the independent surveyor and approved by the parties, to derive the weight of the solid sulphur. The sum of the weights of all of the component volumes shall be referred to as the "Solid
          Sulphur Amount".

          7.   Governing  Law.   THIS  AMENDMENT NO.  1
SHALL BE  GOVERNED BY AND CONSTRUED  IN ACCORDANCE WITH
THE  LAW OF THE STATE OF DELAWARE, EXCEPT TO THE EXTENT
THAT THE LAWS OF  THE STATE WHERE A PURCHASED  ASSET IS
LOCATED NECESSARILY MUST BE CONSULTED ON ISSUES RELATED
TO THE OWNERSHIP OR TRANSFER OF THAT PURCHASED ASSET.

          8.    Counterparts;   Effectiveness.     This
Amendment  No.  1  may  be  signed  in  any  number  of
counterparts, each of which  shall be an original, with
the same effect as if the signatures thereto and hereto
were upon  the same instrument.   This Amendment  No. 1
shall become  effective  when each  party hereto  shall
have received a counterpart  hereof signed by the other
party  hereto.   Except  as expressly  amended by  this
Amendment No. 1, the Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed by their respective authorized officers as of the day and year first above written.

                         FREEPORT-McMoRan RESOURCE
                          PARTNERS, Limited Partnership

                           By: FREEPORT-McMoRan INC.
                               Managing General Partner


                                        By__________________________________
                                           Title:  Senior Vice President


                                        PENNZOIL COMPANY


                                        By__________________________________
                                           Title:  Group Vice President--
                                                   Accounting and Controller